Exhibit 3.1

Annual Information Form

For The Year Ended December 31, 2016

March 7, 2017

i

GLOSSARY OF TERMS

Whenever used in this Annual Information Form, unless the context otherwise requires, the following words and terms will have the indicated meanings and grammatical variations of such words and terms will have corresponding meanings:

“ABCA” means the Business Corporations Act (Alberta), R.S.A. 2000, c. B-9, as amended to the date hereof;

“AIF” means this Annual Information Form;

“Audit Committee” means the audit committee of the Board of Directors;

“Bidell” means: (i) during the period from July 1, 1998 to April 29, 2005, Bidell Equipment Inc., which was, during such period, a wholly-owned subsidiary of TESL incorporated under the ABCA; (ii) during the period from April 29, 2005 to October 1, 2005, the “Bidell Equipment” division of TESL; and (iii) subsequent to October 1, 2005, Bidell LP and Bidell Gas Compression Inc., a wholly-owned subsidiary incorporated under the laws of Wyoming, where applicable;

“Bidell LP” means Bidell Equipment Limited Partnership, a limited partnership formed under the laws of the Province of Alberta;

“Biomerge” means Biomerge Industries Ltd., a corporation continued under the laws of the Province of Alberta on April 15, 2009;

“Board of Directors” means the board of directors of TESI;

“Chinook” means: (i) during the period from March 2000 to April 29, 2005, Chinook Drilling Inc., which was, during such period, a wholly-owned subsidiary of TESL incorporated under the ABCA; (ii) during the period from April 29, 2005 to May 20, 2009, the “Chinook Drilling” division of TESL; and (iii) subsequent to May 20, 2009, the “Chinook Drilling” division of TESI;

“Debentures” means the $69 million aggregate principal amount of convertible unsecured subordinated debentures distributed by Total Energy on February 9, 2011 and redeemed on May 19, 2015;

“Shareholder” means a registered holder of common shares of TESI;

“Spectrum” means Spectrum Process Systems Inc., a corporation formed under the laws of the Province of Alberta;

“Tax Act” means the Income Tax Act, R.S.C. 1985 c.1 (5th Supp.), as amended to the date hereof, including the regulations promulgated thereunder;

“TESCT” means Total Energy Services Commercial Trust, a trust formed under the laws of Alberta and a former limited partner of Bidell LP;

“TESI” or the “Company” means: (i) during the period from May 20, 2009 to January 1, 2010, Total Energy Services Inc., a corporation continued under the laws of the Province of Alberta; and (ii) subsequent to January 1, 2010, Total Energy Services Inc., a corporation formed under the laws of the Province of Alberta upon the amalgamation of Total Energy Services Inc. and its wholly owned subsidiary, Total Energy Services Ltd.;

“TESL” means: (i) during the period from November 1996 to April 29, 2005, Total Energy Services Ltd., a corporation incorporated under the laws of the Province of Alberta; (ii) during the period from April 29, 2005 to January 1, 2010, Total Energy Services Ltd., a corporation formed under the laws of the Province of Alberta upon the amalgamation of Total Energy Services Ltd. (as it then was) and its subsidiaries Chinook Drilling Inc., Total Oilfield Rentals Ltd., R.E.O. Ventures Ltd., Bidell Equipment Inc. and Bidell Land Inc. and the amalgamation of Total Energy Services Ltd. (as it then was) and Total Acquisition Corp.;

“TORLP” means Total Oilfield Rentals Limited Partnership, a limited partnership formed under the laws of the Province of Alberta;

“Total Australia” means Total Energy Services Australia Pty Ltd., a corporation formed under the laws of Queensland, Australia and a wholly owned subsidiary of TES Investments Ltd.;

“Total Energy Group” means, collectively, Total Energy and its subsidiaries and the limited partnerships in which Total Energy has an interest;

“Total Oilfield Rentals” means: (i) during the period from April 1988 to April 29, 2005, Total Oilfield Rentals Ltd., which was, from 1997 to April 29, 2005, a wholly-owned subsidiary of TESL incorporated under the ABCA; (ii) during the period from April 29, 2005 to May 20, 2009, the Total Oilfield Rentals division of TESL; (iii) during the period from May 20, 2009 to March 1, 2010, the Total Oilfield Rentals division of TESI; and (iv) from March 1, 2010 onward, the business and operations of TORLP and Total Oilfield Rentals Inc., a wholly-owned subsidiary incorporated under the laws of Wyoming, where applicable;

“Total Share” means a common share of TESI;

“Trust” means Total Energy Services Trust, which, prior to its dissolution, was a mutual fund trust formed under the laws of the Province of Alberta;

“Trust Unit” means a unit of the Trust;

“TSX” means the Toronto Stock Exchange; and

“Unitholder” means a registered holder of Trust Units.

All dollar references in this AIF are stated in Canadian funds, unless otherwise indicated.

NOTE RESPECTING THE TERM “TOTAL ENERGY”

Whenever used in this Annual Information Form, the term “Total Energy” is used to describe the ultimate parent corporation or trust, as the case may be, of the Total Energy Group at the applicable time. Accordingly: (i) for the period from October 1997 to March 2005, “Total Energy” means TESL; (ii) for the period from March 2005 to May 2009, “Total Energy” means Total Energy Services Trust; and (iii) for the period from May 2009 onward, “Total Energy” means TESI.

FORWARD LOOKING STATEMENTS

This AIF contains certain forward-looking information (referred to herein as “forward-looking statements”) within the meaning of applicable Canadian securities laws. Forward-looking statements are often, but not always, identified by the use of words such as “anticipate”, “believe”, “plan”, “intend”, “objective”, “continuous”, “ongoing”, “estimate”, “expect”, “may”, “will”, “project”, “should”, or similar words suggesting future events, circumstances or outcomes. In particular, this AIF contains forward-looking statements concerning anticipated growth within the three business segments operated by Total Energy and other members of the Total Energy Group and the Offer (as defined herein), including, without limitation, statements relating to the satisfaction of the conditions of the Offer, the number of Total Shares issuable by Total Energy under the Offer, the anticipated successful completion of the Offer, the expected Expiry Time (as defined herein), the anticipated effect of the Offer and Total Energy’s plans if the Offer is successful.

Forward-looking statements are based upon the opinions and expectations of management of Total Energy as at the date of this AIF. Although Total Energy believes that such opinions and expectations are based upon reasonable assumptions, it can give no assurance that any expectations reflected in such forward-looking statements will prove to have been correct. Forward-looking statements are subject to certain risks and uncertainties and other factors that could cause actual events or outcomes to differ materially from those anticipated or implied by such forward-looking statements. These factors include, but are not limited to, such things as changes in industry conditions (including the levels of capital expenditures made by oil and gas producers and explorers), the credit risk to which Total Energy and other members of the Total Energy Group are exposed in the conduct of their business, fluctuations in prevailing commodity prices or currency and interest rates, the competitive environment to which Total Energy and other members of the Total Energy Group are exposed in the conduct of business, the ability of Total Energy and other members of the Total Energy Group to access equipment (including parts) and new technologies and to maintain relationships with key suppliers, the ability of Total Energy and other members of the Total Energy Group to attract and maintain key personnel and other qualified employees, dependence on key employees, various environmental risks to which Total Energy and other members of the Total Energy Group are exposed in the conduct of their operations, inherent risks associated with the conduct of the businesses in which Total Energy and other members of the Total Energy Group operate, timing and costs associated with the acquisition of capital equipment, the impact of weather and other seasonal factors that affect business operations, availability of financial resources or third-party financing, the risk of pending and future legal proceedings and the impact of new laws and regulations or changes in existing laws, regulations or administrative practices on the part of regulatory authorities, including, without limitation, taxation and environmental laws and regulations and changes in the manner in which such laws and regulations are interpreted and enforced and such other risks or factors described from time to time in reports Total Energy files with securities regulatory authorities. Factors relating specifically to Total Energy’s ability to realize perceived benefits from the proposed combination of Total Energy and Savanna include Total Energy’s ability to successfully integrate the operations of Total Energy and Savanna following completion of the Offer, Total Energy’s ability to retain key Savanna employees following completion of the Offer and Total Energy’s ability to negotiate early termination of Savanna office and operating location leases on terms satisfactory to Total Energy following completion of the Offer in cases (if any) where those leases have lengthy terms.

Forward-looking information respecting the Offer, various terms of the Offer and the anticipated timing of certain steps or events associated with the Offer is based upon various assumptions and factors, including publicly reported financial information concerning Savanna, publicly reported information concerning the number of outstanding Savanna Shares and the number of options and other convertible or exchangeable rights and securities granted by Savanna (entitling holders thereof to acquire Savanna Shares), advice from professional advisors with respect to statutorily mandated time frames for various applications and steps/events associated with the Offer, that Savanna has made full and accurate disclosure of all material information concerning Savanna in accordance with applicable securities laws (including disclosure of all material contracts and existing and potential contingent liabilities) and that there have been no material changes in the business, affairs, capital, prospects or assets of Savanna since

September 30, 2016, except as announced by Savanna on November 22, 2016, November 28, 2016 and December 13, 2016. Forward-looking information concerning possible synergies and efficiencies that may be achieved upon a combination of the businesses of Total Energy and Savanna and other benefits of a combination of the businesses of Total Energy and Savanna is based upon various assumptions and factors, including (in addition to assumptions and factors noted above and elsewhere in this document), financial information of Savanna available through publicly filed documents and Total Energy’s general industry knowledge and experience. Forward-looking information concerning the business and geographical diversification that may be achieved upon a combination of the businesses of Total Energy and Savanna is based upon various assumptions and factors, including (in addition to assumptions and factors noted above and elsewhere in this document) publicly available information concerning the location and size of various Savanna operating facilities and Total Energy’s general industry knowledge and experience.

Accordingly, readers should not place undue reliance upon any of the forward-looking information set out in this AIF and such forward-looking statements should not be interpreted or regarded as guarantees of future outcomes.

Forward-looking information concerning anticipated growth within the various business segments operated by Total Energy and other members of the Total Energy Group is based on the current budget of Total Energy (which is subject to change), factors that have historically affected the growth of such business segments, sources of historic growth opportunities and expectations relating to future economic and operating conditions.

The forward-looking statements contained in this AIF are made as of the date hereof and, subject to applicable securities laws, Total Energy does not undertake any obligation to publicly revise or update any forward-looking statements contained in this AIF to reflect subsequent events or circumstances. All of the forward looking statements contained in this AIF are expressly qualified, in their entirety, by this cautionary statement. Additional risks to which Total Energy and other members of the Total Energy Group are exposed are described in this AIF under the heading “Risk Factors”.

Information on or connected to our website www.totalenergy.ca does not form part of this AIF.

GENERAL INFORMATION CONCERNING TESI, ITS PREDECESSORS, SUBSIDIARIES

AND OPERATING LIMITED PARTNERSHIPS

TESI is a corporation formed under the laws of the Province of Alberta on January 1, 2010 upon the amalgamation (the “2010 Amalgamation”) of Total Energy Services Inc. (continued under the laws of Alberta on May 20, 2009) and its wholly owned subsidiary, Total Energy Services Ltd. Total Energy Services Ltd. (as it existed immediately prior to the 2010 Amalgamation) was formed under the laws of the Province of Alberta on April 29, 2005 upon the amalgamation of Total Energy Services Ltd. (as it then was) and Total Acquisition Corp. (originally incorporated under the laws of the Province of Alberta on March 22, 2005). The corporation resulting from the 2010 Amalgamation retained the name “Total Energy Services Inc.”. The head office of TESI is located at 2550, 300-5th Avenue S.W., Calgary, Alberta T2P 3C4 and the registered office of TESI is located at 4500, 855-2nd Street S.W., Calgary, Alberta T2P 4K7.

Corporate predecessors to TESI have been in existence since 1996. A corporation originally named “Anorak Capital Corp.” was incorporated under the ABCA on November 4, 1996. On December 3, 1997, Anorak Capital Corp. amended its articles to change its name to “Total Energy Services Ltd.”. That corporation was amalgamated with a number of its subsidiaries (Chinook Drilling Inc., Total Oilfield Rentals Ltd., R.E.O. Ventures Ltd., Bidell Equipment Inc. and Bidell Land Inc.) on April 29, 2005 and was subsequently amalgamated with Total Acquisition Corp. on that same date (the “2005 Amalgamation”). The corporation resulting from the 2005 Amalgamation retained the name “Total Energy Services Ltd.” and was subsequently amalgamated with TESI in connection with the 2010 Amalgamation.

TESI is currently engaged in the oilfield services business that was originally started by TESL in 1997. From 1997 until April 2005, TESL, directly and indirectly through a number of subsidiaries, carried on the oilfield services business within a corporate structure. In April 2005, the shareholders of TESL approved an arrangement under the ABCA, pursuant to which the business of TESL (as it then existed) was reorganized into a trust structure (the “2005 Reorganization”). In connection with the 2005 Reorganization: (i) the holders of outstanding common shares of TESL exchanged their common shares for units of the Trust (and in certain cases, exchangeable shares of Total ExchangeCo Ltd.); (ii) TESL became a wholly-owned subsidiary of the Trust; (iii) the outstanding units of the Trust were listed on the TSX; and (iv) the common shares of TESL were voluntarily delisted from the TSX. Following completion of the 2005 Reorganization, the oilfield services business was conducted through a number of direct and indirect subsidiaries of the Trust.

In May 2009, Unitholders approved an arrangement under the ABCA involving the Trust, TESL and Biomerge, pursuant to which the business of Trust was reorganized into a corporate structure (the “2009 Reorganization”). In connection with the 2009 Reorganization: (i) Unitholders exchanged their Trust Units for common shares of TESI; (ii) the common shares of TESI were listed on the TSX; and (iii) the Trust Units were voluntarily delisted from the TSX. Over 85% of the votes cast by the Unitholders and 99.9% of the votes cast by securityholders of Biomerge were voted in favour of the arrangement at the applicable securityholder meetings. Upon the closing of the 2009 Reorganization, TESI became the owner and operator of the oilfield services business previously conducted by the Trust and the board and management of TESL became the board of directors and management of TESI. Since the completion of the 2009 Reorganization, the oilfield services business previously conducted by the Trust has been conducted, directly and indirectly, by TESI.

In connection with the 2009 Reorganization, subject to certain adjustments: (i) Unitholders received one common share of TESI for each Trust Unit held; (ii) holders of voting common shares of Biomerge received 0.000237 of a common share of TESI and $0.00282 in cash for each Biomerge common share; and (iii) holders of non-voting common shares of Biomerge received $0.00389 in cash for each such share.

Immediately following the 2009 Reorganization, the Trust and TESCT were wound up and terminated, and their assets were distributed to TESI. In connection with the 2009 Reorganization, TESI also acquired all of the shares of Xillix Imaging Ltd., a corporation formed under the laws of the Province of British Columbia, which has since been amalgamated with TESI, and Xillix US Ltd., a non-operating corporation formed under the laws of the State of Nevada. Xillix US Ltd. now operates as TES Services Inc.

On September 12, 2011, Total Australia was formed under the laws of Queensland, Australia and on January 27, 2012 Spectrum was formed under the laws of the Province of Alberta. On February 10, 2015, TES Services Inc. purchased all of the shares of McKendree Trucking, Inc., a Wyoming corporation, which subsequently changed its name to Total Oilfield Rentals Inc. On April 27, 2015, Bidell Gas Compression Inc. was formed under the laws of the State of Wyoming.

Bidell LP

General

Bidell LP (formerly Total Energy Services Limited Partnership) was formed under the laws of Alberta in 2005 pursuant to a limited partnership agreement, dated April 29, 2005, between Total Energy (as general partner) and TESCT (as limited partner), to carry on the business of providing drilling and production services. On September 30, 2005, in connection with the transfer of the business and certain assets of Bidell to the limited partnership, the limited partnership agreement was amended and restated to change the name of the partnership to “Bidell Equipment Limited Partnership”. The limited partnership agreement was further amended on December 31, 2009 to add TES Investments Ltd. as a limited partner, and was further amended on January 1, 2010 to remove TES Investments Ltd. as a limited partner, to remove Total Energy as general partner and to name TES Investments Ltd. as the new general partner.

General Partner

The general partner has the obligation to manage, control, administer and develop all of the activities of Bidell LP and take all measures necessary or appropriate for the business of Bidell LP.

Partnership Interests

The right, title and interest of each partner of Bidell LP at any particular time, being expressed as a percentage of the whole (for purposes of this section, a “Partnership Interest”), is determined in accordance with the provisions of the limited partnership agreement.

When Total Energy Services Limited Partnership (as it then was) was initially formed, TESL held a 1% interest and TESCT held a 99% interest in the partnership. Effective October 1, 2005, in connection with the transfer of the business and certain assets of Bidell Equipment to the limited partnership, the Partnership Interests were adjusted such that TESL held a 14.05504% interest and the Trust, subsequent to the 2005 Reorganization, held an 85.94496% limited partnership interest. Effective January 1, 2010, TES Investments Ltd. holds a 0.000335054% interest in the partnership and TESI holds a 99.999664946% limited partnership interest in Bidell LP.

Distributions

During the year ended December 31, 2016, Bidell LP made monthly distributions of its distributable cash to its partners. Bidell LP has the ability to make distributions at any time that the general partner determines. Distributable cash represents the earnings before interest, income taxes, depreciation and amortization of Bidell LP for each applicable distribution period less debt service obligations, maintenance capital expenditures and income and capital taxes owing in respect of such period.

Allocation of Income and Loss for Income Tax Purposes

Allocations of income for tax purposes, loss for tax purposes and other allocations for income and capital tax purposes are generally made to the partners of Bidell LP at the end of each fiscal year. Where there has been no change in the relative Partnership Interests of the partners, the allocation is based upon each partner’s Partnership Interest at the end of the applicable fiscal year. Where there has been a change in the relative Partnership Interests of the partners during any applicable fiscal year, the allocations are based upon the assumption that, for the purposes of the Tax Act, a new fiscal period of Bidell LP commenced at the time of such change and the then current fiscal year ended immediately before such change and that notional allocations were made in respect of each such notional fiscal period.

Total Oilfield Rentals Limited Partnership

General

TORLP was formed under the laws of Alberta on November 30, 2009 (under the name “DC Energy Services LP”), pursuant to a limited partnership agreement dated November 30, 2009. The name of the partnership was changed to “Total Oilfield Rentals Limited Partnership” on March 17, 2010. Total Oilfield Rentals Inc. is the general partner of TORLP and holds 100% of the outstanding general partnership units. TESI is the sole limited partner of TORLP and holds 100% of the outstanding limited partnership units in the partnership.

General Partner

The general partner has the obligation to manage, control, administer and develop all of the activities of TORLP and take all measures necessary or appropriate for the business of TORLP.

Partnership Interests

The right, title, and interest of each partner in TORLP at any particular time, being expressed as a percentage of the whole (for purposes of this section, a “Partnership Interest”), is determined in accordance with the provisions of the limited partnership agreement.

Distributions

During the year ended December 31, 2016, TORLP made monthly distributions of its distributable cash to its partners. TORLP has the ability to make distributions at any time that the general partner determines. Distributable cash represents the earnings before interest, income taxes, depreciation and amortization, of TORLP for the applicable distribution period less debt service obligations, maintenance capital expenditures and income and capital taxes owing in respect of such period.

Allocation of Income and Loss for Income Tax Purposes

Allocations of income for tax purposes, loss for tax purposes and other allocations for income and capital tax purposes are generally made to the partners at the end of each fiscal year. Where there has been no change in the relative Partnership Interests of the partners, the allocation is based upon each partner’s Partnership Interest at the end of the applicable fiscal year. Where there has been a change in the relative Partnership Interests of the partners during any applicable fiscal year, the allocations are based upon the assumption that, for the purposes of the Tax Act, a new fiscal period of TORLP commenced at the time of such change and the then current fiscal year ended immediately before such change and that notional allocations were made in respect of each such notional fiscal period.

ORGANIZATION AND STRUCTURE OF TOTAL ENERGY

The following diagram sets out information concerning the organizational structure of Total Energy as at December 31, 2016, excluding non-material and inactive subsidiaries.

GENERAL DEVELOPMENT OF THE BUSINESS

Three-Year History

General

Total Energy is a diversified energy services corporation based in Calgary, Alberta. Total Energy commenced active business operations in 1997. Through various operating divisions and wholly-owned subsidiaries/limited partnerships, Total Energy is involved in three businesses: Contract Drilling Services, Rentals and Transportation Services and Compression and Process Services. Total Energy’s operations are located throughout western Canada and the northwestern United States.

Contract Drilling Services: In 2000, Total Energy entered the contract drilling business through the acquisition of three drilling rigs and ancillary equipment for $6.5 million. The acquired rigs were constructed in 1997. Since that acquisition, Chinook has constructed fifteen additional drilling rigs.

Rentals and Transportation Services: Through a series of acquisitions and internal growth initiatives, Total Energy has become a leading provider of rental equipment used in the drilling, completion and production of oil and natural gas wells in western Canada, a business that it entered in 1997 through the acquisition of Total Oilfield Rentals. As of December 31, 2016, this business segment owned and operated a fleet of approximately 10,000 pieces of rental equipment and 121 heavy trucks.

Compression and Process Services: This business segment is comprised of the Gas Compression Services business (operated by Bidell) and Process and Production Services business (operated by Spectrum).

The Gas Compression Services business consists of the fabrication, sale, rental, and servicing of new and used natural gas compression equipment. Total Energy is a leading supplier of natural gas compression from 20 to 8,000 horsepower in western Canada, a market that it entered through the acquisition of Bidell in 1998. Since that acquisition, Bidell has expanded its fabrication capacity from 17,500 square feet to approximately 123,500 square feet. The business of Bidell was transferred to Bidell LP effective October 1, 2005 and Total Energy’s rental fleet of natural gas compressors is managed by Bidell LP pursuant to a management agreement. At December 31, 2016, the total horsepower of compressors on lease was approximately 12,600.

The Process and Production Services business was entered into during 2012 with the establishment of Spectrum. This business designs, engineers and fabricates custom made production and processing equipment for the oil and gas industry and operates out of approximately 65,000 square feet of fabrication facilities in Calgary, Alberta and has a well-established market presence both domestically and internationally.

2014

During 2014, Total Energy executed a $91.2 million gross capital expenditure budget. Included in the 2014 capital expenditures was $27.7 million relating primarily to the purchase of rig equipment, $22.8 million relating primarily to new rental equipment, $40.6 million for the gas compression business, directed primarily towards additions to the compression rental fleet.

2015

On February 5, 2015 Total Energy renewed its $35 million operating facility with its primary bank, a major Canadian financial institution. On April 17, 2015, this facility was increased to $65 million. The facility is a two year committed facility with payments not required until June 2017, assuming non-extension by the lender, bearing interest at the lender’s prime rate plus 0.40% and secured against Total Energy’s cash and cash equivalents, accounts receivable and inventory.

On May 19, 2015, Total Energy redeemed the Debentures. Redemption of the Debentures was financed by a $50 million bank loan from its primary bank and cash on hand. The bank loan is a five year term loan amortized over 20 years with blended monthly principal and interest payments of approximately $278,800. At the end of the five year term, approximately $40.2 million of principal will become due and payable assuming only regular monthly payments are made. The bank loan bears a fixed interest rate of 3.06% and is secured by certain of Total Energy’s real estate assets.

During 2015, Total Energy executed a $25.6 million gross capital expenditure budget. Included in the 2015 capital expenditures was $1.7 million for the acquisition of an oilfield transportation company in Wyoming, $1.6 million for the addition of ancillary rig equipment, $5.8 million relating to the purchase of rental equipment and heavy truck replacements and upgrades, $1.1 million for the purchase of equipment for the Compression and Process Services division, $5.2 million for the expansion of the natural gas compression rental fleet, $8.4 million for infrastructure expenditures and $1.9 million of capital leases related to light duty vehicles.

2016

During 2016, Total Energy executed a $21.9 million gross capital expenditure budget. Included in the 2016 capital expenditures was $1.3 million relating primarily to the purchase of rig equipment, $18.1 million relating primarily to rental equipment, $2.5 million for the gas compression business, directed primarily towards additions to the compression rental fleet and service equipment.

On October 20, 2016, Total Energy renewed its $65 million revolving credit facility to February 17, 2019. Concurrent with such renewal, certain margin requirements were amended. In particular, investment grade accounts receivable margin eligibility was increased from 75% to 85% and the limit for margin eligibility of materials inventory was increased to $32.5 million from $30.0 million.

Offer for Savanna

On November 23, 2016, Total Energy announced that it intended to make an offer to purchase all of the issued and outstanding common shares (the “Savanna Shares”) of Savanna Energy Services Corp. (“Savanna”) for consideration of 0.1300 of a Total Share for each Savanna Share.

On December 9, 2016, Total Energy followed up and formally commenced an offer (the “Original Offer”) to purchase all of the Savanna Shares.

On March 1, 2017, Total Energy filed a notice of change and notice of variation (the “Notice of Change and Variation”) amending the Original Offer to, among other things, increase the consideration payable for Savanna Common Shares taken up by Total Energy to 0.1300 of a Total Share and $0.20 in cash per Savanna Common Share, as amended (the “Offer”).

Shareholders are encouraged to read the Original Offer and associated bid circular, Notice of Change and Variation and related documents (collectively, the “Offer Documents”), which are available under Savanna’s profile on SEDAR at www.sedar.com or by accessing Total Energy’s website at www.totalenergy.ca/savannaoffer.

The Offer is open for acceptance until 11:59 p.m. (Pacific Time) on March 24, 2017 (the “Expiry Time”), unless the Offer is accelerated or extended by Total Energy or withdrawn by Total Energy. The Offer is subject to certain customary conditions as described in the Offer Documents.

Total Energy believes the combination of Savanna and Total Energy on the terms proposed in the Offer represents a unique opportunity to achieve industry consolidation and economies and efficiencies of scale.

If the Offer is successful, it is anticipated that the board of directors of Savanna will promptly be replaced by nominees of Total Energy. Management hopes to engage with Savanna management in an effort to retain those members of the Savanna management team who are aligned with the culture and strategy of Total Energy to assist with the future growth and development of the combined entity. Total Energy would also look to consolidate field operations to eliminate duplicate overhead costs, in particular, to leverage off of Total Energy’s extensive owned real estate portfolio. With the exception of the foregoing, Total Energy has not developed any specific proposals with respect to Savanna or its operations, or any changes in its assets, business strategies, management or personnel following the acquisition of the Savanna Shares under the Offer. Total Energy believes there is a reasonable degree of cultural and professional compatibility between Total Energy’s and Savanna’s respective employees and it is Total Energy’s intention to integrate both teams following its acquisition of Savanna.

Change of Control Obligations

In its November 28, 2016 news release and in Savanna’s director’s circular dated December 23, 2017, Savanna indicated that Alberta Investment Management Corporation (“AIMCo”) will not consent to the change of control of Savanna that will result from the successful completion of the offer proposed by Total Energy on November 23, 2016. To the knowledge of Total Energy, AIMCo itself has not made a public statement with respect to the exercise of change of control rights under the credit agreement entered into between Savanna and AIMCo on December 13, 2016 (the “Savanna Credit Agreement”) in relation to Savanna’s $200 million second lien senior secured credit facility (the “AIMCo Debt Facility”), and Total Energy has not yet had an opportunity to confirm, with AIMCo, its intentions with respect to Savanna if the Offer is successfully completed.

Total Energy also understands that the agreements governing approximately $107.1 million of Savanna’s 7.00% senior unsecured notes due May 25, 2018 (the “Savanna Senior Notes”) also contain change of control provisions, which will require Savanna to offer to purchase the outstanding Savanna Senior Notes following a change of control of Savanna, at a price equal to 101% of the aggregate principal amount of the outstanding Savanna Senior Notes, plus accrued and unpaid interest.

If the Offer is successfully completed and AIMCo determines to exercise rights available to it under the Savanna Credit Agreement to require repayment of amounts outstanding under the AIMCo Debt Facility, Total Energy expects that it will need to arrange financing to fund repayment by Savanna of those amounts. As well, if the Offer is successfully completed and the holders of Savanna Senior Notes determine to exercise rights available to them to require Savanna to repurchase the outstanding Savanna Senior Notes, as noted above, Total Energy expects that it will need to arrange financing to fund the purchase of the Savanna Senior Notes by Savanna. Total Energy has had preliminary discussions with, and has received indicative term sheets from, various sources of financing and believes that funding (the “Replacement Financing”) sufficient to enable it to fund the repayment of amounts outstanding under the AIMCo Debt Facility and the repurchase of the Savanna Senior Notes, as noted above, is available on acceptable terms. To date, Total Energy has not entered into any definitive commitments with respect to the Replacement Financing and does not plan to do so unless and until it is determined by the Corporation that Replacement Financing is necessary or desirable. However, there can be no assurance that the Replacement Financing will be available on terms acceptable to Total Energy. See “Risk Factors – Access to Additional Financing” in this AIF.

DESCRIPTION OF THE BUSINESS

General

Total Energy, Chinook, TORLP, Bidell LP, and Spectrum carry on business primarily in British Columbia, Alberta, Saskatchewan, Manitoba, the Northwest Territories, North Dakota, Colorado and Wyoming. Total Energy’s operations are structured along three business segments – Contract Drilling Services, Rentals and Transportation Services and Compression and Process Services. Total Energy, Bidell LP and Spectrum are headquartered in Calgary, Alberta and TORLP is headquartered in Whitecourt, Alberta. TORLP and Bidell LP have branch locations throughout Alberta (Edson, Medicine Hat, Red Deer, Whitecourt, Edmonton, Fox Creek, Red Earth, Peace River, Valleyview, Grande Prairie, Manning, High Level, Rocky Mountain House, Drayton Valley, Lac La Biche, Drumheller and Slave Lake), in northeastern British Columbia (Dawson Creek, Fort St. John, and Fort Nelson) in Saskatchewan (Lloydminster, Midale, Kindersley and Carlyle), in North Dakota (Watford City) and in Wyoming (Casper and Gillette). Chinook Drilling is a division of Total Energy and is headquartered in Calgary, Alberta. Substantially all of TORLP’s United States operations are conducted through Total Oilfield Rentals, Inc., a Wyoming corporation, and all of Bidell LP’s United States operations are conducted through Bidell Gas Compression, Inc., a Wyoming corporation.

Each of Total Energy’s business segments is affected by factors relating to seasonality and cyclicality. A discussion of such factors and their impacts is contained in Total Energy’s Management’s Discussion and Analysis (“MD&A”) under the heading “Summary of Quarterly Results” (page 2), relating to its annual consolidated financial statements as at and for the year ended December 31, 2016, which section is incorporated by reference in this AIF. A copy of the MD&A has been filed with certain securities regulatory authorities in Canada and is available through SEDAR at www.sedar.com.

As at December 31, 2016, Total Energy directly and through its affiliates, employed approximately 728 people on a full-time basis. Information concerning Total Energy’s consolidated (audited) revenue by business segment is set out in the following table:

	Years ended December 31, (thousands)
	2016	2015	2014
Contract Drilling Services	$11,109	$15,907	$62,358
Rentals and Transportation Services	39,059	70,958	124,840
Compression and Process Services	147,632	196,328	240,951

Total Revenue	$197,800	$283,193	$428,149

Contract Drilling Services

Total Energy provides contract drilling services through Chinook. Chinook currently operates a fleet of 18 rigs, which were all constructed in 1997 or later. Of these rigs, 16 are telescopic doubles with vertical depth ratings ranging between 3,000 and 4,200 meters and two telescopic single rigs with integrated top drives rated to 1,800 meters. In 2014, Total Energy constructed its second new 4,200 meter AC electric telescopic double drilling rig complete with top drive rated to 4,200 meters. Chinook is focused on continuing to grow its drilling rig fleet to obtain the marketing and operational efficiencies of a larger fleet. The current business plan for Chinook contemplates further growth of its fleet through new builds and the acquisition of modern and efficient equipment that is complementary to the existing rig fleet in an effort to continue to distinguish its equipment from the competition and attract quality operations personnel.

Drilling contracts are awarded through competitive bidding or on a negotiated basis. In periods of low drilling activity, drilling contracts are usually obtained through competitive bidding. In periods of high drilling activity, drilling contracts are usually awarded on a negotiated basis. Drilling contracts may be for single well projects or multiple well programs and the terms and rates vary depending on competitive conditions, geographical area, the geological formation to be drilled, the equipment and services to be supplied, on-site drilling conditions and the anticipated duration of the work to be performed. Chinook provides the drilling rig and drilling rig personnel and is responsible for the payment of wages for drilling rig personnel, expenses and certain other operating and maintenance expenses.

Chinook’s drilling contracts are generally carried out on a day-work basis. Under day-work contracts, the customer is charged a fixed amount per day based upon the number of days required to drill the well. Day-work contracts usually provide for a payment for the movement of the rig to the job site and for rig-up and rig-out operations. Under day-work contracts, drilling contractors ordinarily bear no risk for unanticipated costs due to in-hole problems (such as stuck or damaged drilling strings and blowouts). Other contracts provide for payment on a metreage basis, whereby drilling contractors are paid a fixed charge for each meter drilled, regardless of the time required or the problems encountered in drilling the well. Some contracts are carried out on a metreage basis to a specified depth and on a day-work basis thereafter. Occasionally, drilling contracts are entered into on a turnkey basis, whereby the drilling contractor agrees to drill a well to a specified depth for a fixed price. Metreage and turnkey projects, compared to day-work contracts, involve a higher degree of risk to drilling contractors and potential for greater variations in profitability.

Chinook’s customer base consists of a variety of oil and gas exploration and development companies, ranging from small private entities to large organizations. Two customers each accounted for more than 10% of Chinook’s revenues in 2016. Both are junior/intermediate oil and gas companies. These two customers accounted for 31% and 30% of Chinook’s 2016 revenue respectively. In 2016, the top 10 customers of Chinook (measured by dollar sales) accounted for all of the revenues generated by Chinook. Chinook accounted for approximately 6% of Total Energy’s 2016 consolidated revenues.

Competition in the western Canadian drilling industry is very strong. Chinook’s main competitors include Precision Drilling Corporation, Ensign Energy Services Inc., Nabors Industries Inc., Trinidad Drilling Ltd., Akita Drilling Ltd., Savanna Energy Services Corp., Western Energy Services Corp., and a number of smaller public and private drilling companies. In the shallow drilling market, competition includes coiled-tubing drilling units. The major operators of coiled-tubing units in Canada include Precision Drilling Corporation, Savanna Energy Services Corp. and Essential Energy Services Ltd.

According to the Canadian Association of Oilwell Drilling Contractors, there was an average of 680 drilling rigs (including coiled-tubing units) in Canada in 2016 and a total of 668 drilling rigs in Canada as of December 19, 2016, being the last day of 2016 on which the association reported these numbers. As such, Chinook’s fleet of 18 rigs represented approximately 2.7% of the entire Canadian drilling rig fleet at the end of December 2016.

Chinook focuses on providing modern, well-maintained and operated equipment with an emphasis on a safe working environment at competitive prices. The portability of Chinook’s equipment allows for ease of transport to well sites and comparatively efficient rig-up and rig-out operations.

Management has extensive experience and contacts in the drilling industry. Continued maintenance of existing customer relations and the development of new customer relations is critical to Chinook’s marketing strategy.

The principal barriers to entry into the conventional drilling industry include the significant capital costs associated with the acquisition of drilling equipment and the limited pool of quality management and operations personnel.

As at December 31, 2016, Total Energy employed approximately 84 people in its Chinook division.

Rentals and Transportation Services

Total Energy provides drilling, completion and production rental equipment and oilfield transportation services in western Canada, through TORLP in Canada and Total Oilfield Rentals, Inc. in the United States (collectively referred to as “Total Oilfield Rentals”). TORLP is headquartered in Whitecourt, Alberta (which is located approximately 180 kilometers north-west of Edmonton) and has branch operations in: Drayton Valley, Edson, Fox Creek, Grande Prairie, High Level, Lac La Biche, Manning, Peace River, Red Deer, Red Earth, Rocky Mountain House, Slave Lake, Valleyview, and Calgary, Alberta; Dawson Creek, Fort Nelson, and Fort St. John, British Columbia; Midale and Carlyle, Saskatchewan. Total Oilfield Rentals, Inc. is headquartered in Casper, Wyoming and has a branch location in Watford City, North Dakota.

The equipment rented by Total Oilfield Rentals (which numbered approximately 10,000 pieces as at December 31, 2016) includes 400 barrel tanks, above-ground fluid containment pools, invert tanks, centrifuges, sump tanks, premix tanks, shale tanks, flare tanks, Caterpillar loaders, pressure vessels, rig mats, pumps, light towers, generators, separators, and other miscellaneous equipment. As at December 31, 2016, Total Oilfield Rentals also owned and operated a modern fleet of 121 heavy trucks.

Total Oilfield Rentals has established key relationships with active customers in its core business areas. The competitive strategy for the rental and transportation business recognizes the importance of building market position through exceptional service and the maintenance of a diversified customer base. Management believes the existence of long term relationships with a diversified customer base helps to secure consistent demand for the equipment and services of Total Oilfield Rentals. No customer accounted for more than 10% of Total Oilfield Rentals’ revenues in 2016. In 2016, the top 10 customers of Total Oilfield Rentals (measured by dollar sales) accounted for approximately 51% of its revenue. Total Oilfield Rentals accounted for 20% of 2016 consolidated revenues of Total Energy.

The selection of suppliers of goods and services in the rental and transportation business is typically made by field personnel in cooperation with the customer’s head office. Total Oilfield Rentals’ principal competitor is Precision Rentals Ltd., a subsidiary of Precision Drilling Corporation. Other competitors include Strad Energy Services Ltd., Peak Energy Services Ltd., a subsidiary of Clean Harbors, Inc., Chandel Equipment Rentals, a subsidiary of Ensign Energy Services Inc., and various other public and private corporations. A highly competitive environment exists within the areas in which Total Oilfield Rentals operates. Management of Total Energy believes that the principal elements of a competitive marketing strategy consist of the maintenance of a diverse fleet of quality equipment, customer service and multiple locations. Management of Total Energy believes that Total Oilfield Rentals enjoys a competitive advantage with its 22 locations throughout western Canada, North Dakota and Wyoming. The rental and transportation business has been built over time through the establishment of a reputation for quality equipment, safe operations and a high level of service at competitive prices.

The current business plan for Total Oilfield Rentals includes a focus on the maintenance and growth of its market share in the rental and transportation business in western Canada and northwestern United States through a combination of internal growth and acquisitions, including augmentation of its human resources through the hiring and training of additional skilled personnel. The principal barriers to entry in the rental and transportation business are the high capital costs associated with the acquisition of a quality and diversified equipment base, the substantial infrastructure required, the recruitment of qualified personnel and the establishment of personal business contacts. Personal contacts with drilling managers and consultants retained by the oil and gas exploration and production companies are important to success in this industry. Such contacts take time to establish and must be supported by excellent service, a commitment to operating in a safe and efficient manner and quality equipment at competitive prices.

As of December 31, 2016, Total Oilfield Rentals employed approximately 248 people.

Compression and Process Services

Total Energy’s Compression and Process Services segment is comprised of the Gas Compression Services business (operated by Bidell) and Process and Production Services business (operated by Spectrum).

In 2016, the Compression and Process Services business accounted for approximately 75% of Total Energy’s consolidated revenues.

At December 31, 2016, the Compression and Process Services business employed approximately 386 people.

Gas Compression Services

Total Energy’s natural gas compression services business is indirectly owned and managed through Bidell LP (with the exception of the compression rental fleet, which is owned directly by Total Energy). Bidell and its predecessors have been in operation since 1988. Bidell currently operates out of approximately 121,850 square feet of fabrication facilities in Calgary, Alberta and an additional 66,550 square feet of Parts and Service branch locations in Calgary, Edson, Fox Creek, Grande Prairie, Lloydminster, Medicine Hat, Drumheller, Red Deer, and Rocky Mountain House, Alberta; Kindersley, Saskatchewan; Fort St. John, British Columbia and Casper and Gillette, Wyoming. In addition, on January 9, 2017, Total Energy announced that Bidell would be expanding its gas compression fabrication capacity into the northeast United States during the first half of 2017. Bidell designs, fabricates, sells, leases, and services natural gas compression equipment to customers operating in western Canada and internationally. Historically, the substantial majority of revenues from the gas compression services business have been derived from the sale of compressor units.

The current business plan for Bidell contemplates further growth in its natural gas compression rental business, including an increase in the amount of total horsepower in the natural gas compression rental fleet. At December 31, 2016, the total horsepower of compressors on lease was approximately 12,600 hp. Additional information concerning the size and utilization of Bidell’s compression fleet is set out in the section entitled “Segmented Results – Compression and Process Services” of the MD&A (page 6), which section is incorporated by reference in this AIF. A copy of the MD&A has been filed with certain securities regulatory authorities in Canada and is available through SEDAR at www.sedar.com.

Bidell’s product line consists of reciprocating and rotary screw compressor packages, ranging from 20 to 8,000 horsepower. Bidell designs and packages skid style compressors and proprietary trailer-mounted compressors to standards including the following: American National Standards Institute (ANSI), American Petroleum Institute (API), American Society of Mechanical Engineers (ASME) and Standards Australia (SA).

In 2006, Bidell applied for patent protection for its proprietary trailer-mounted compression package, branded the NOMADTM, in Canada and the United States. In 2007, Bidell filed an international application for the NOMADTM under the Patent Cooperation Treaty, which offers patent rights in over 125 countries and jurisdictions. The filings in 2006 and 2007 have resulted in issued patents in Canada, the United States, the European Union, Australia and Mexico and patent pending in India. Further international patent filings may be made in respect of the NOMADTM package as it is introduced to other international markets.

Bidell has significant in-house engineering capabilities which enable it to focus on developing proprietary equipment designs that deliver solutions to its customers. Bidell also employs a diverse group of skilled tradespersons, including “B” pressure welders, structural welders, pipefitters, heavy equipment mechanics, machinists, millwrights, parts technicians and instrumentation technicians.

Natural gas occurs in underground reservoirs and is brought to the surface at the wellhead. Pipelines are the sole means of economically transporting raw natural gas produced in western Canada. Raw natural gas must be processed through a natural gas plant to remove certain hydrocarbon components and impurities in the gas stream before a pipeline company will accept the gas for transportation through its pipeline system. Bidell is not a supplier of natural gas processing equipment or services.

The pressure of the natural gas at the wellhead is generally too low to enable it to be transported through a pipeline system. Virtually all natural gas requires compression at some point in the processing and transportation cycles. Compression equipment is generally employed at two stages of the production process. First, it is used to increase extraction rates from natural gas wells. Second, natural gas is typically compressed several times between the wellhead and its end use point. Compression equipment is generally used to increase the pressure within gas gathering systems and processing plants to enable the efficient delivery of gas to main-line transmission facilities and ultimately to the consumer. In a typical gas field, several compressors may be required to deliver natural gas to the main high-pressure pipeline.

Bidell has established and retained many key relationships with active customers. Bidell provides sales and services to a wide range of natural gas producers in Canada and internationally. Two customers accounted for more than 10% of Bidell’s revenues in 2016. One of these customers is an intermediate oil and gas company while the other is a large international oil and gas company. These customers accounted for 15% and 14% Bidell’s 2016 revenues respectively. In 2016, the top 10 customers of Bidell (measured by dollar sales) accounted for approximately 63% of the revenues for Bidell.

Bidell’s principal competitor is Enerflex Ltd. Other competitors include a number of private Canadian-based corporations. A highly competitive environment exists within the natural gas compression business both in Canada and globally. To successfully compete in this business a supplier must provide exceptional service and high quality equipment that meets the specific needs of customers at competitive prices. Bidell maintains a professional engineering and drafting staff and advanced computer capabilities to provide custom designed gas compression packages for individual customers. Bidell has an extensive library of standard and custom configurations for rotary screw and reciprocating compressor packages. Bidell manufactures flexible, high-quality compressors that may be utilized in different applications.

Engineering firms contracted by oil and gas producers and the oil and gas companies themselves select suppliers of natural gas compression equipment. Bidell’s natural gas compression services business has been built over time through the establishment of personal relationships by the management and sales and marketing personnel of Bidell and through the development and maintenance of a reputation for quality equipment, a willingness to design custom solutions and strong customer support. Pricing of gas compression equipment also has a significant impact on sales, as most compression packages are quoted by a number of different suppliers.

The principal barriers to entry in the natural gas compression business are the development of the expertise required to design and package natural gas compression equipment, facility and personnel requirements, the establishment of a reputation for quality equipment, effective manufacturing and financial processes and controls and access to parts and components at competitive prices.

Process and Production Services

Total Energy’s process and production services business is operated through Spectrum. Spectrum entered into this business in 2012. Spectrum designs, engineers and fabricates custom made production and processing equipment for the oil and gas industry and operates out of approximately 65,000 square feet of fabrication facilities in Calgary, Alberta and has a well-established market presence both domestically and internationally.

Spectrum’s product and service line consists of design, engineering, project management capabilities and custom fabrication to supply equipment, pressure vessels and piping for oil and gas production, heavy oil processing, refinery operations, domestic and international projects. Spectrum holds the following certifications: American National Standards Institute (ANSI), American Petroleum Institute (API), and American Society of Mechanical Engineers (ASME).

Spectrum has established and retained a number of relationships with customers. Three customers each accounted for more than 10% of Spectrum’s revenues in 2016. All three of these customers are large multinational oil and gas companies. These customers accounted for 27%, 24% and 18%, respectively, of Spectrum’s 2016 revenues. In 2016, the top 10 customers of Spectrum (measured by dollar sales) accounted for 100% of the revenues for Spectrum.

Spectrum’s competitors include Enerflex Ltd., Propak Systems and a number of other public and private business operations throughout North America.

The principal barriers to entry in the oil and gas process equipment fabrication business are the development of the expertise required to design and fabricate custom oil and gas process and production equipment, facility and personnel requirements, the establishment of a reputation for quality equipment, effective manufacturing and financial processes and controls and access to parts and components at competitive prices.

HEALTH, SAFETY AND ENVIRONMENT

Employee health and safety and the protection of the general public and the environment in which it operates are integral components of Total Energy’s approach to doing business. Total Energy is committed to the protection of its employees, contractors, customers, and the general public and to minimizing the impact of its activities on the environment. Total Energy has policies and programs in place throughout its operations to monitor and satisfy internal, customer and legal requirements. Each of Total Energy’s three business segments has a health, safety and environmental (“HSE”) department that is headed by an HSE Coordinator. The HSE Coordinator reports directly to the General Manager of the business segment as well as to the Vice President of Operations of Total Energy. Through internal and external audit programs, Total Energy monitors HSE compliance and performance. Employees are educated on changes to relevant laws and regulations as required. Total Energy adheres to the Canadian

Association of Petroleum Producers (CAPP) Guidelines for reporting its safety statistics. Additional health, safety and environment highlights for 2016 included the following:

•	There were no material environmental incidents in 2016. Management is not aware of any environmental protection requirements that are likely to have a material adverse effect on the capital expenditures, earnings or competitive position of Total Energy.

•	In 2016, Total Energy reported a consolidated average Lost Time Incident rate of 0.14 lost time incidents per 200,000 man hours worked.

MARKET FOR SECURITIES

Trading Price and Volume – Total Shares

The Total Shares are listed and posted for trading on the TSX under the symbol “TOT”. The following table sets out the reported high and low trading prices and volume of trading of the Total Shares (as reported by the TSX) for each of the months in the twelve month period ended December 31, 2016.

	Total Shares
Month	High ($)	Low ($)	Volume
January	14.52	11.67	838,055
February	14.47	12.69	356,700
March	13.99	11.48	572,990
April	13.96	11.07	527,883
May	14.30	12.07	706,146
June	14.98	12.78	680,093
July	14.10	12.70	462,921
August	13.34	12.46	290,502
September	14.07	12.40	593,268
October	13.77	12.50	212,630
November	14.70	12.05	1,267,801
December	15.24	13.05	685,398

RECORD OF CASH DISTRIBUTIONS AND DIVIDENDS

Cash Distributions

The Trust paid monthly distributions to Unitholders in the months of January through April 2009, following which the business of the Trust was converted into a corporate structure as discussed above. The monthly distributions for these months totaled $0.12 per Trust Unit.

Aggregate cash distributions made by the Trust to Unitholders during the period from the establishment of the Trust in April of 2005 to the reorganization into a corporate structure in May of 2009 were in the amount of $3.275 per unit.

Dividends

Total Energy paid a quarterly dividend to its Shareholders of $0.03 per share on each of January 29, April 30, July 30 and October 29, 2010. Total Energy paid a quarterly dividend of $0.04 per share to its Shareholders on January 31, April 29, July 29 and October 31, 2011 and January 31, 2012. Total Energy paid a quarterly dividend of $0.05 per share to its Shareholders on April 30, July 31 and October 31, 2012, January 31, April 30, July 31, October 31, 2013 and January 31, 2014. Total Energy paid a quarterly dividend of $0.06 per share to its Shareholders on April 30, July 31 and October 31, 2014 and

January 30, April 30, July 31, October 30, 2015, January 29, April 29, July 29, September 30, 2016 and January 31, 2017. The Board of Directors has established a policy of declaring dividends in line with its overall financial performance and cash flow generation. The Board of Directors makes determinations respecting dividends on a quarterly basis. Total Energy is subject to certain restrictions on the declaration and payment of dividends as set out in the ABCA. In particular, the ABCA provides that a corporation shall not declare or pay a dividend if there are reasonable grounds for believing that: (a) the corporation is, or would after the payment of the dividend be, unable to pay its liabilities as they become due; or (b) the realizable value of the corporation’s assets would thereby be less than the aggregate of its liabilities and the stated capital of all classes of its shares.

Notwithstanding the foregoing, the amount and timing of any dividends declared by Total Energy are at the discretion of the Board of Directors. The amount of any future dividends may vary depending on, among other things, the consolidated earnings of Total Energy, financial requirements associated with the operation of the business of Total Energy and other members of the Total Energy Group, the satisfaction of the statutory tests imposed by the ABCA in relation to the declaration and payment of dividends (described above) and other conditions that may exist from time to time. In addition, the Board of Directors may alter the timing for the declaration and payment of dividends in its discretion. No assurance can be given that Total Energy will continue to pay dividends in the future.

DESCRIPTION OF CAPITAL STRUCTURE

Share Capital

TESI is authorized to issue an unlimited number of common shares. As of December 31, 2016, there were 30,920,000 Total Shares issued and outstanding. The Board of Directors has the authority, from time to time, to approve the issuance of Total Shares, in such numbers, to such persons and for such consideration as the Board of Directors may determine. The Board of Directors may also approve the issuance of rights, warrants, options or other securities convertible into or exchangeable for Total Shares, on such terms and conditions as the Board of Directors may determine.

Share Capital – Share Based Compensation Plan

On May 21, 2015, the Company implemented a share option plan (the “2015 Plan”), which was drafted to comply with the policies of the TSX. Under the 2015 Plan, options to acquire common shares of the Company may be granted to officers and employees of the Company and to consultants retained by the Company.

As of December 31, 2016, 1,290,000 options have been granted under the 2015 Plan and together with the options granted under all other prior share based compensation plans, 2,560,000 options are outstanding. No options were exercised in 2016.

Total Shares

The holders of Total Shares are entitled to one vote for each Total Share held at all meetings of shareholders of the Total Energy, except meetings at which only holders of a specified class of shares (other than Total Shares) are entitled to vote. Holders of Total Shares are entitled to receive, subject to the prior rights and privileges attaching to any other class of shares of Total Energy, such dividends as may be declared by Total Energy. Holders of Total Shares are entitled to receive the remaining property and assets of Total Energy upon the liquidation, dissolution or winding-up of Total Energy, subject to the prior rights and privileges attaching to any other class of shares of the Total Energy.

Indebtedness

Total Energy has a $65 million operating facility with a major Canadian financial institution. The facility is a two year committed facility with payments not required until February 2019, assuming non-extension by the lender, bearing interest at the lender’s prime rate plus 0.40% and secured against Total Energy’s cash and cash equivalents, accounts receivable and inventory.

In addition, Total Energy has a $50 million bank loan from its primary bank. The bank loan is a five year term loan amortized over 20 years with blended monthly principal and interest payments of approximately $278,800. At the end of the five year term, on May 19, 2020, approximately $40.2 million of principal will become due and payable assuming only regular monthly payments are made. The bank loan bears a fixed interest rate of 3.06% and is secured by certain of Total Energy’s real estate assets.

DIRECTORS AND OFFICERS

General

Shareholders are entitled to elect the directors of Total Energy on an annual basis.

The following table sets out information at the date hereof concerning the directors and executive officers of Total Energy, including the positions currently held by them, their principal occupations during the preceding five years and the year in which they were first elected as a director of Total Energy (or TESL as administrator of the Trust). Directors of Total Energy stand for election at each annual meeting of the Shareholders and hold office until the next annual meeting or until their successors have been duly elected. The last annual meeting was held on May 19, 2016 and the current term of each of the directors will expire at the next annual meeting of the Shareholders, which is scheduled to take place on May 18, 2017.

Name and Municipality of Residence	Office(s) Currently Held	Principal Occupation or Employment	Became a Director

Gregory Fletcher (1) (2) Calgary, Alberta	Director	President of Sierra Energy Inc., a private oil and gas development and production company since 1997.	May 2003

Daniel Halyk Calgary, Alberta	President & Chief Executive Officer and a Director	Chief Executive Officer of Total Energy since May 2002 and President of Total Energy since June 2007. Principal of Trident Capital Partners (a private capital investment and management limited partnership) since 1997.	November 1996

Randy Kwasnicia (2) (3) Calgary, Alberta	Director	Since June 2004, President, Bralin Management Ltd., a private oil and gas and real estate investment company. From 1994 to 2004, co-owner of Excalibur Drilling Ltd.	May 2006

Greg Melchin (1) (2) Calgary, Alberta	Director	Chairman of Enmax Corporation, a municipally owned utility. From March 1997 through March 2008, a Member of the Legislative Assembly of Alberta for the riding of Calgary North West and served as Minister of Revenue from 2001-2004 and Minister of Energy from 2004-2006.	September 2009

Bruce Pachkowski (3) Calgary, Alberta	Chairman of the Board and a Director	Principal, Trident Capital Partners (a private capital investment and management limited partnership) since 1997.	November 1996

Andrew Wiswell (1)(3) Calgary, Alberta	Director	Independent Director. From June 2005 through May 2012, President, Chief Executive Officer and a director of NAL Resources Ltd. From December 2001 until May 2005, President, Chief Executive Officer and a director of Parkland Income Fund.	April 2005

Yuliya Gorbach Calgary, Alberta	Vice President Finance & Chief Financial Officer	Vice President Finance and Chief Financial Officer of Total Energy since February 2015. Corporate Controller of Total Energy from August 2010 to February 2015. Controller of Chinook from December 2006 to November 2014. From January 2005 to December 2006 Audit Manager PWC Calgary. From September 2003 to December 2004 Senior Associate PWC Calgary. From July 1999 to September 2003 Audit Manager PWC Ukraine.	—

Name and Municipality of Residence	Office(s) Currently Held	Principal Occupation or Employment	Became a Director

Bradley Macson Calgary, Alberta	Vice President Operations	Vice President Operations of Total Energy since November 2007. From June 2000 to October 2007, employed by Paramount Resources Ltd., most recently as Manager, Engineering and Construction.	—

Cam Danyluk Calgary, Alberta	Vice President Legal, General Counsel & Corporate Secretary	Vice President Legal, General Counsel & Corporate Secretary of Total Energy since March 2011. From August 2007 to March 2011 employed by Mackie Research Capital Corporation most recently as Vice President, Investment Banking. From July 2003 to August 2007, an Associate at the law firm of Bennett Jones LLP.	—

Gerry Crawford Calgary, Alberta	Vice President, Field Services	Vice President, Field Services of Total Energy since February 2013. From 1999 to March 2012, General Manager of Total Oilfield Rentals.	—

William Kosich Calgary, Alberta	Vice President, Drilling Services	Vice President, Drilling Services of Total Energy since August 2015. Employed by CanElson Drilling Inc., as Chief Operating Officer from August 2013 to August 2015. Prior thereto, held various technical and management positions at a number of junior, intermediate and large oil and gas exploration and production companies since 1987.	—

Notes:

(1)	Member of Audit Committee.
(2)	Member of Compensation Committee.
(3)	Member of Corporate Governance & Nominating Committee.

As of December 31, 2016, the directors and officers of Total Energy, as a group, beneficially owned, directly or indirectly, or exercised control or direction over 2,577,478 Total Shares, which number represented approximately 8.3% of the issued and outstanding Total Shares. The information as to Total Shares beneficially owned, controlled or directed, not being within the knowledge of Total Energy, has been furnished by the respective directors and officers of Total Energy individually.

There are potential conflicts of interest to which the directors and officers of Total Energy may be subject in connection with the operations of Total Energy. Some of the directors and officers are engaged and will continue to be engaged in other business pursuits within the oil and gas and oilfield services industries, on their own behalf and on behalf of other corporations and situations may arise where the directors and officers will be in direct competition with Total Energy. Conflicts of interest, if any, that arise will be subject to and governed by the procedures prescribed by the ABCA, which require a director or officer of a corporation who is party to, or is a director or an officer of or has a material interest in any person who is a party to, a material contract, a material transaction or proposed material contract or material transaction with Total Energy to disclose the interest and to refrain from voting, unless otherwise permitted under the ABCA. The ABCA also requires the directors and officers of Total Energy to act honestly and in good faith with a view to the best interests of Total Energy.

To the knowledge of Total Energy, no directors or executive officers of Total Energy: (a) are, as at the date hereof, or have been, within the 10 years before the date of this AIF, a director, chief executive officer or chief financial officer of any company that, (i) was subject to a cease trade order, an order similar to a cease trade order or an order that denied the relevant company access to any exemption under securities legislation that was in effect for a period of more than 30 consecutive days (an “Order”) that was issued while the director or executive officer was acting in the capacity as director, chief executive officer or chief financial officer; or (ii) was subject to an Order that was issued after the director or executive officer ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer; (b) are, as at the date of this AIF, or have been within 10 years before the date of this AIF, a director or executive officer of any company that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or (c) have, within the 10 years before the date of this AIF, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the director or executive officer.

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

To the knowledge of Total Energy, no director or officer of Total Energy or person that is the direct or indirect beneficial owner of, or who exercises control or direction over, more than ten percent of the outstanding Total Shares or any associate or affiliate of any of such persons has had any material interest, direct or indirect, in any transaction within the three most recently completed financial years or during the current financial year that has materially affected or will materially affect Total Energy.

AUDIT COMMITTEE INFORMATION

The full text of the Audit Committee’s charter is attached as Appendix A to this AIF.

The Audit Committee consists of three members, all of whom are independent and financially literate. The relevant education and experience of each Audit Committee member is outlined below.

Greg Melchin (Chair)

Mr. Melchin is the Chairman of Enmax Corporation, a municipally owned utility. From March 1997 through March 2008, he served as a Member of the Legislative Assembly of Alberta for the riding of Calgary North West and served as provincial Minister of Revenue from 2001-2004 and Minister of Energy from 2004-2006. Mr. Melchin also served on the Government of Alberta Treasury Board from 1997 through 2008. He obtained his C.A. designation in 1980, his F.C.A. designation in 2004 and became a member of the Institute of Corporate Directors in 2007. Mr. Melchin serves on the audit committees of two additional corporations, and has previously served in the roles of Vice President Finance and Chief Financial Officer of various corporate entities. Mr. Melchin continues to meet the continuing education requirements required of a C.A. and the Institute of Corporate Directors.

Andrew Wiswell

Mr. Wiswell is an independent director. He is a director of Mancal Corporation, a private corporation. Throughout his career, he has held executive and financial roles and directorships in public companies including: President, Chief Executive Officer and Director of NAL Resources Ltd.; President, Chief Executive Officer and director of Parkland Income Fund; President of ICG Propane; Vice President Marketing and subsequently Senior Vice President Finance and Chief Financial Officer, Gulf Canada. Mr. Wiswell holds Bachelor of Arts and Bachelor of Laws degrees from the University of Manitoba in 1974 and a Master of Business Administration degree from the University of Western Ontario in 1980 and is a graduate of the Directors Education Program at the Haskayne School of Business, which has been developed by the Institute of Corporate Directors.

Gregory Fletcher

Mr. Fletcher is an independent businessman. He is President and owner of Sierra Energy Inc., a private oil and gas production and development company that he started in 1997. He is also a director of Calfrac Well Services Ltd., a public oilfield service company, Peyto Exploration & Development Corp., a public oil and gas exploration and production company, Whitecap Resources Inc., a public oil and gas exploration and production company, as well as a number of private companies involved in the oil and gas sector. Mr. Fletcher serves on the audit committees of three additional public corporations, one of which he serves as chair. Mr. Fletcher graduated from the University of Calgary with a Bachelor of Science in geology in 1972 and is a graduate of the Directors Education Program at the Haskayne School of Business, which has been developed by the Institute of Corporate Directors.

Auditors’ Fees

The following table sets out information concerning the fees billed by KPMG LLP to Total Energy for professional services during fiscal 2016 and 2015:

	2016	2015
KPMG LLP
Audit Fees (1)	189,000	176,500
Audit-Related Fees (2)	44,392	14,971
Tax Fees (3)	46,720	106,064
All Other Fees	0	0
Total	$280,112	$297,535

Notes:

(1)	Audit fees consist of fees for the audit of Total Energy’s annual financial statements, the review of Total Energy’s interim financial statements and services that are normally provided in connection with statutory and regulatory filings or engagements.
(2)	Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of Total Energy’s financial statements and are not reported as Audit Fees. These fees include French translation services.
(3)	Tax fees consist of fees for tax compliance services.

Under the Audit Committee Charter adopted by the Board of Directors, the Audit Committee is required to review and make recommendations to the Board of Directors concerning the terms of the engagement and the compensation to be paid to the external auditor of Total Energy. In addition, the Audit Committee is required to review and pre-approve all permitted non-audit services to be provided to Total Energy (or any of its affiliates) by the external auditors. The Audit Committee has implemented specific procedures concerning the pre-approval of services to be provided by the external auditors, including a detailed and thorough review of any proposal for the provision of non-audit services to Total Energy. Any decision to pre-approve a service in accordance with these policies and procedures is required to be presented to the full Audit Committee at its next scheduled meeting. At each of the Audit Committee’s regular meetings, members of the Audit Committee are provided with an update concerning the status of services pre-approved since the most recent regularly scheduled meeting.

RISK FACTORS

An investment in or ownership of Total Shares is subject to certain risks. The following is a summary of certain risk factors to which Total Energy and other members of the Total Energy Group are exposed in the conduct of their business.

Risks Relating to the Energy Services Business

General

Certain activities of Total Energy and other members of the Total Energy Group are affected by factors that are beyond its control or influence. The business and activities of Total Energy and other members of the Total Energy Group are directly affected by fluctuations in the levels of oil and natural gas exploration, development and production activity carried on by their customers, which, in turn, is dictated by numerous factors, including world and regional commodity prices and government policies. Any addition to or elimination or curtailment of government incentives or other material changes to government regulation of the energy industry in North America could have a significant impact on the oilfield service industry in North America.

Continued low natural gas prices and the substantial decline in oil prices that began in 2014 has had a significant negative impact on the North American energy services industry, which is expected to continue to materially and negatively impact industry activity levels for the foreseeable future.

Industry Conditions

The oil and gas service industry is highly reliant on the levels of capital expenditures made by oil and gas producers and explorers. Exploration and production companies base their capital expenditures on various factors, including but not limited to hydrocarbon prices, exploration and development prospects in various jurisdictions, production levels of their reserves and access to capital. Oil and gas producers and explorers tend to examine long-term fundamentals affecting the foregoing factors before they adjust their capital expenditure plans. Risk factors associated with Total Energy and other members of the Total Energy Group’s operations include business factors and changes in government regulation. Should one or more of these risks materialize, actual results may vary materially from those currently anticipated. In recent years, commodity prices, and therefore, the levels of drilling, production and exploration activity have been volatile. Any prolonged, substantial reduction in commodity prices will likely affect the activity levels of the exploration and production companies and the demand for Total Energy and other members of the Total Energy Group’s products and services. A significant prolonged decline in commodity prices would have a material adverse effect on Total Energy and other members of the Total Energy Group’s business, results of operations and financial condition, including Total Energy’s ability to pay dividends to its Shareholders. In addition, changes to techniques used in drilling, completion and production can impact the amount and nature of demand for services and equipment that we provide.

Government Regulation

The business of Total Energy and other members of the Total Energy Group (and the business of their respective customers) are subject to significant and evolving laws and government regulations, including in the areas of environment, health and safety. Changes to such laws and regulations may impose additional costs on Total Energy and other members of the Total Energy Group and may affect their business in other ways, including requirements to comply with various operating procedures and guidelines that may adversely affect the operations of Total Energy and other members of the Total Energy Group, Total Energy has established, in each of its business segments, programs for monitoring compliance in an effort to ensure that it meets or exceeds applicable laws and regulatory requirements. Ensuring a healthy and safe workplace minimizes injuries and other risks employees may face in carrying out their duties, improves productivity and avoids penalties or other costs and liabilities.

Material changes to the regulations and taxation of the energy industry may reasonably be expected to have an impact on the energy services industry. An increase in royalties or other regulatory burdens would reasonably be expected to result in a material decrease in industry drilling and production activity in the applicable jurisdiction, which in turn would lead to corresponding declines in the demand for the goods and services provided by the Total Energy or other members of the Total Energy Group in such jurisdiction. Conversely, reductions in royalties and other government regulations may reasonably be expected to have a positive impact on Total Energy’s business and that of other members of the Total Energy Group.

Any initiatives by the governments in the regions in which the Company operates to set legally binding targets to reduce emissions of carbon dioxide, methane, nitrous oxide and other so-called “greenhouse gases” could have direct or indirect compliance costs. Such initiatives and costs may adversely affect the oil and gas business in Canada, which in turn may directly or indirectly adversely affect the oil and gas services industry in which the Company participates. The impact of such effects and/or costs is not yet certain.

In 2016, Alberta enacted the Climate Leadership Act and associated regulations to meet its mandate to address climate change. As a result, effective January 1, 2017, a carbon levy is applied to all fuels that emit greenhouse gas when combusted. The levy applies to the fuels Total Energy utilizes in its operations and will result in increased operating costs. The timing and impact of this regulatory change on Total Energy’s customers varies.

Credit Risk

A substantial portion of Total Energy’s accounts receivable are with customers involved in the oil and gas industry, whose cash flow may be significantly impacted by many factors including commodity prices, the success of drilling programs, well reservoir decline rates and access to capital. Total Energy and other members of the Total Energy Group do not have significant exposure to any individual customer or counter-party, other than one intermediate oil and gas company, which accounted for over 10% of revenue during the twelve month period ended December 31, 2016. No other customer accounted for more than 10% of revenue during this period. Although collection of this receivable could be influenced by economic factors affecting this industry, management considers the risk of a significant loss to be remote as at the date of this AIF. Management of Total Energy is sensitive to and is continuously monitoring the impact of the global economic and financial crisis on credit risk to Total Energy, particularly during the current challenging energy industry environment.

Currency Fluctuations

The Compression and Process Services division, and in particular Bidell, obtains critical components and parts from U.S. suppliers and is therefore subject to foreign exchange rate fluctuations in the procurement of those materials. Where Bidell is contracted to undertake custom work, an exchange rate fluctuation provision is included in the relevant purchase order to reduce Bidell’s exposure to such fluctuations. When Bidell has sales denominated in a currency other than Canadian dollars, it may enter into forward currency contracts to mitigate its exposure to exchange rate fluctuations from the date of sale until the date of receipt of funds. The Company’s Contract Drilling Services division and the Rentals and Transportation Services division purchase certain capital equipment from U.S. suppliers and are also subject to foreign exchange rate fluctuations in the procurement of those items. Total Energy has taken measures that it considers reasonable to mitigate its exposure to exchange rate fluctuations, including the purchase of foreign currencies in an amount approximately equal to such foreign currency obligations at any given time. However, there can be no assurance that such measures will reduce Total Energy’s exposure to currency fluctuations to a level that is not material.

Competition

The various business segments in which Total Energy participates are highly competitive. Total Energy and other members of the Total Energy Group compete with several large national and multinational organizations in the contract drilling services, drilling and production equipment rentals and compression and process services businesses. Many of those national and multinational organizations have greater financial and other resources than Total Energy. There can be no assurance that such competitors will not substantially increase the resources devoted to the development and marketing of products and services that compete with those of Total Energy or other members of the Total Energy Group or that new competitors will not enter the various markets in which Total Energy and other members of the Total Energy Group are active. In certain aspects of its business, Total Energy and other members of the Total Energy Group also compete with a number of small and medium-sized companies, which, like Total Energy, have certain competitive advantages such as low overhead costs and specialized regional strengths.

Access to Parts, Development of New Technology and Relationships with Key Suppliers

The ability of Total Energy to compete and expand is dependent on its operating divisions having access, at a reasonable cost, to equipment, parts and components which are at least technologically equivalent to those utilized by competitors and to the development and acquisition of new and competitive technologies. Although some divisions have secured individual distribution agreements with various key suppliers, there can be no assurance that those sources of equipment, parts, components or relationships with key suppliers will be maintained. If these sources and relationships are not maintained, the ability to compete may be impaired. Bidell is able to access certain distributors and secure discounts on parts and components that would not be available if it were not for its relationship with certain key suppliers. Should the relationships with key suppliers come to an end, the availability and cost of securing certain equipment and parts may be adversely affected. The ability of Chinook and Total Oilfield Rentals to compete and expand is dependent upon Chinook having access, at a reasonable cost, to oilfield equipment and supplies that are at least technologically equivalent to those utilized by competitors and to the development and acquisition of new and competitive technologies as industry conditions require. There can be no assurance that existing sources for equipment will be maintained or that new technologically advanced equipment will be acquired. If such equipment is not available, Chinook’s and Total Oilfield Rentals’ ability to compete may be impaired.

Employees

The success of Total Energy and other members of the Total Energy Group are dependent upon their key personnel. Any loss of the services of such persons could have a material adverse effect on the business and operations of Total Energy and other members of the Total Energy Group. The ability of Total Energy and other members of the Total Energy Group to expand their business will be dependent upon their ability to attract additional qualified employees. The ability to secure the services of additional personnel is constrained in times of strong industry activity.

Environmental Liability Risks

Total Energy and other members of the Total Energy Group routinely deal with natural gas, oil and other petroleum products. Total Energy has established programs to address compliance with current environmental standards and monitors its practices concerning the handling of environmentally hazardous materials. Total Energy also generally performs “Phase 1” environmental studies on all of its properties prior to acquisition to minimize the risk of acquisition of a contaminated property. However, there can be no assurance that Total Energy’s procedures will prevent environmental damage occurring as a result of spills of materials handled by Total Energy or other members of the Total Energy Group, or otherwise, or that such damage has not already occurred. As a result of its fabrication and refurbishing operations, Bidell also generates and manages hazardous wastes, such as solvents, thinners, waste paint, waste oil, washdown wastes and sandblast material.

Although Total Energy and other members of the Total Energy Group attempt to identify and address contamination issues before acquiring properties, and attempts to utilize generally accepted operating and disposal practices, hydrocarbons or other wastes may have been disposed of or released on or under properties owned, leased, occupied or operated by Total Energy or other members of the Total Energy Group or on or under other locations where such wastes have been taken for disposal. These properties and the wastes disposed of thereon may be subject to environmental laws that could require Total Energy or another member of the Total Energy Group to remove the wastes or remediate sites where they have been released.

Potential Operating Risks and Insurance

Total Energy has an insurance and risk management program in place which has been implemented in an effort to protect its assets, operations and employees. Total Energy and other members of the Total Energy Group also have programs in place to address compliance with applicable safety and regulatory standards. Total Energy and the Total Energy Group have HSE departments in each business segment responsible for maintaining and developing policies and monitoring operations vis-à-vis those policies. Third party consultants are also retained as required to assist with HSE and risk management matters. However, Total Energy and other members of the Total Energy Group’s operations are subject to risks inherent in the oil and gas drilling and production services industry, such as equipment defects, malfunction and failures and natural disasters with resultant uncontrollable flows of oil, gas or well fluids, fires, spills and explosions.

These risks could expose Total Energy and other members of the Total Energy Group to substantial liability for personal injury, loss of life, business interruption, property damage or destruction, pollution and other environmental damages. Although Total Energy has obtained insurance against certain of the risks to which it and other members of the Total Energy Group may be exposed, such insurance is subject to coverage limits and no assurance can be given that such insurance will be adequate to cover liabilities to which Total Energy or other members of the Total Energy Group may be exposed or will be generally available in the future or, if available, that premiums will be commercially justifiable. If Total Energy or another member of the Total Energy Group were to incur substantial liability and such liability is not covered by insurance or is in excess of policy limits, or if Total Energy or another member of the Total Energy Group were to incur such liability at a time when Total Energy is not able to obtain liability insurance, its business, results of operations and financial condition (or all of them) could be materially adversely affected.

Information Technology Risks

Total Energy relies on information technology, such as computer hardware and software systems, in order to properly operate its business. In the event Total Energy and other members of the Total Energy Group are unable to regularly deploy software and hardware, effectively upgrade systems and network infrastructure, and take other steps to maintain or improve the efficiency and efficacy of systems, the operation of such systems could be interrupted or result in the loss, corruption, or release of data. In addition, information systems could be damaged or interrupted by natural disasters, force majeure events, telecommunications failures, power loss, acts of war or terrorism, computer viruses, malicious code, physical or electronic security breaches, intentional or inadvertent user misuse or error, or similar events or disruptions. Any of these or other events could cause interruptions, delays, loss of critical and/or sensitive data or similar effects, which could have a material adverse impact on the protection of intellectual property, and confidential and proprietary information, and on Total Energy’s business, financial condition, results of operations and cash flows.

In the ordinary course of business, Total Energy and other members of the Total Energy Group collect, use and store sensitive data, including intellectual property, proprietary business information and personal information of our employees and third parties. Despite Total Energy’s internal controls and security measures, its information systems, technology and infrastructure may be vulnerable to attacks by hackers and/or cyberterrorists or breaches due to employee error, malfeasance or other disruptions. Any such breach could compromise information used or stored on Total Energy’s systems and/or networks and, as a result, the information could be accessed, publicly disclosed, lost or stolen. Any such access, disclosure or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, regulatory penalties or other negative consequences, including disruption to the Total Energy Group’s operations and damage to its reputation, which could have a material adverse effect on its business, financial condition, results of operations and cash flows.

Access to Additional Financing

Total Energy may find it necessary in the future to obtain additional debt or equity to support ongoing operations, to undertake capital expenditures or to undertake acquisitions or other business combination transactions. There can be no assurance that additional financing will be available to Total Energy when needed or on terms acceptable to Total Energy, particularly during the current global financial crisis. Total Energy’s inability to raise financing to support ongoing operations or to fund capital expenditures or acquisitions could limit Total Energy’s growth and may have a material adverse effect upon Total Energy and other members of the Total Energy Group.

Seasonality

In general, the level of activity in the Canadian oilfield service industry is influenced by seasonal weather patterns. Wet weather and the spring thaw may make the ground unstable. Consequently, municipalities and provincial transportation departments enforce road bans that restrict the movement of rigs and other heavy equipment, thereby reducing activity levels. Additionally, certain oil and gas producing areas are located in areas that are inaccessible other than during the winter months, because the ground surrounding the drilling sites in these areas consists of swampy terrain. Seasonal factors and unexpected weather patterns may lead to declines in the activity levels of exploration, development and production companies and corresponding declines in the demand for the goods and services of Total Energy and other members of the Total Energy Group.

Ability to Expand the Business and Integration

Total Energy’s growth strategy will place significant demands on its financial, operational and management resources. Total Energy has have been active in growth oriented activities in the past and in order to continue growth in the future, Total Energy will need to retain administrative, operations, management and other personnel, and make additional investments in people, operations and systems. Total Energy may not be able to retain, recruit and train qualified personnel, or do so on a timely basis to expand operations and systems to the extent, and in the time, required. Total Energy’s growth strategy will also depend on acquiring complementary businesses as well as investing in companies that are developing new processes which Total Energy may be unable to do profitably or at all. Increased competition may reduce the number of acquisition targets available and may lead to unfavourable terms as part of any acquisition, including high purchase prices. The success of expansion and growth generally is dependent upon timing, the size and quality of opportunities, the ability to integrate complementary businesses and the availability of capital and market conditions. There can be no guarantee that Total Energy will be successful in its plans or the method chosen to expand its operations, or that such expansion will be a financial success. The integration of businesses acquired may result in significant challenges and depend, in part, upon timely, efficient and successful execution of post-acquisition strategies. Management may be unable to accomplish the integration smoothly or successfully or without spending significant amounts of money. There can be no assurance that management will be able to integrate the operations of each of the businesses successfully. Any inability of management to successfully integrate the operations could have a material adverse effect on Total Energy’ business and financial condition or interfere with operations and reduce operating margins.

Risks Related to the Offer

The Offer may not be completed for a variety of reasons

In addition to various risks identified under the heading “Forward-Looking Statements” in this AIF, completion of the Offer is subject to satisfaction or waiver of a number of conditions, certain of which are outside the control of Total Energy, including, but not limited to Savanna Shareholders tendering a sufficient number of Savanna Shares to the Offer and Total Energy obtaining the required third party and regulatory approvals in respect of the Offer. There is no certainty, nor can Total Energy provide any assurance, that the conditions of the Offer will be satisfied. In the event the conditions to the Offer are not satisfied or waived by Total Energy, the Offer will not be completed.

The Total Shares issued in connection with the Offer and the Savanna Shares acquired by Total Energy under the Offer may have a market value different than expected

The market values of the Total Shares and the Savanna Shares at the time of the take-up of Savanna Shares under the Offer may vary significantly from the values stated in the Offer Documents and the number of Total Shares to be issued as partial consideration for each Savanna Share taken up under the Offer will not be adjusted to reflect any changes in the market value of the Total Shares or the Savanna Shares. Variations in the market price of the Total Shares and the Savanna Shares may occur as a result of changes in, or market perceptions of changes in, the business, operations or prospects of Total Energy and/or Savanna, market assessments of the likelihood the Offer will be consummated, regulatory considerations, general market and economic conditions and other factors over which Total Energy has no control, including risks relating to the business of Total Energy as described in this AIF and/or Savanna as outlined under the headings “Risks Related to Savanna’s Business”, below.

The issuance of Total Shares as consideration under the Offer could adversely affect the market price of the Total Shares after the take-up of Savanna Shares under the Offer

If all of the outstanding Savanna Shares (calculated on a fully-diluted basis excluding estimated out-of-money options to acquire Savanna Shares granted pursuant to the Savanna stock option plan) are tendered to the Offer and not withdrawn, Total Energy expects that an additional 15,835,852 Total Shares (the “Estimated Consideration Shares”) will be issued and available for trading in the public market. Excluded from this total are Total Shares that may be issued on the exercise of 7,000,000 warrants ($2.50 per Savanna Share exercise price) issued to AIMCo, as stated in Savanna’s news release on December 13, 2016. In addition, further Total Shares may be issuable in connection with the Offer, if Savanna issues more Savanna Shares or securities convertible into Savanna Shares prior to the Expiry Time. The overall increase in the number of Total Shares may lead to sales of such shares or the perception that such sales may occur, either of which may adversely affect the market for, and the market price of, Total Shares. The perceived risk of substantial sales of Total Shares, as well as any actual sales of such Total Shares in the public market, could adversely affect the market price of the Total Shares.

Total Energy may not realize all of the anticipated benefits and synergies from the completion of the Offer

The Offer has been made with the expectation that its successful completion will result in certain synergies and costs savings. These anticipated benefits will depend in part on whether the operations of Savanna and Total Energy can be integrated in an efficient and effective manner and the timing and manner of completion of a compulsory acquisition pursuant to Part 16 of the ABCA (a “Compulsory Acquisition”) or amalgamation, statutory arrangement, capital reorganization or other transaction (as determined by Total Energy) involving Savanna and Total Energy or an affiliate of Total Energy (a “Subsequent Acquisition Transaction”), if any. The integration of the two companies may present challenges to Management, and Total Energy may encounter unanticipated delays, liabilities and costs. If Total Energy does not acquire at least 66 2/3% of the Savanna Shares and cannot or does not complete a Compulsory Acquisition or Subsequent Acquisition Transaction, it will not be able to fully and efficiently integrate Savanna into its business. There can be no assurance that the operational or other synergies that Total Energy expects to realize in the combined entity will be ultimately realized, or that the integration of the operations of both companies will be timely or effectively accomplished, or will ultimately result in cost reductions.

The exact number of Total Shares issuable under the Offer will not be determined prior to the completion of the Offer and the issuance of the Total Shares under the Offer will have a dilutive effect on Shareholders

During the period prior to Total Energy acquiring 100% of the Savanna Shares under the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction, the number of Savanna Shares issued and outstanding on a fully-diluted basis is subject to change as a result of factors outside the control of Total Energy, and other circumstances may arise during the period the Offer is outstanding that may cause the number of Total Shares to be issued under the Offer to be amended (as determined by the Board of Directors). Accordingly, the aggregate number of Total Shares issuable under the Offer (inclusive of any Compulsory Acquisition or Subsequent Acquisition Transaction) cannot be definitively determined prior to the completion of the Offer.

Any increase in the number of Total Shares issuable under the Offer in excess of the Estimated Consideration Shares, up to the maximum number of Total Shares approved for issuance by the Shareholders at the special meeting of Shareholders held on February 15, 2017 ( 30,920,000 Total Shares), will be at the discretion of Total Energy, and will not require further approval of the Shareholders. The issuance of the Total Shares under the Offer will have a dilutive effect on existing Shareholders and the extent of such dilution will not be definitively determined prior to the completion of the Offer.

Change of control provisions in Savanna’s agreements triggered upon the acquisition of Savanna may lead to adverse consequences

Savanna may be a party to agreements that contain change of control provisions that may be triggered following successful completion of the Offer, since Total Energy would then hold Savanna Shares representing a majority of the voting rights of Savanna. The operation of these change of control provisions, if triggered, could result in unanticipated expenses and/or cash payments following the consummation of the Offer or adversely affect the results of operations and financial condition of Savanna and Total Energy on a combined basis upon successful completion of the Offer. Unless these change of control provisions are waived by the other party to any such agreements, the operation of any of these provisions could adversely affect the results of operations and financial condition of Savanna and Total Energy on a combined basis following successful completion of the Offer.

Specifically, if, following successful completion of the Offer, AIMCo determines to enforce its change of control rights set out in the Savanna Credit Agreement or the holders of outstanding Savanna Senior Notes determine to require Savanna to repurchase those Savanna Senior Notes (or both) and Total Energy is unable to arrange the financing required to fund the repayment of amounts outstanding under the AIMCo Debt Facility or the repurchase of the Savanna Senior Notes (or both), Savanna may not have access to the financial resources required to satisfy its obligations in that regard and may default in the performance of its obligations under the Savanna Credit Agreement or the Savanna Senior Notes (or both), which would entitle AIMCo and holders of the Savanna Senior Notes (as applicable) to exercise creditor rights in respect of Savanna. The exercise of such creditor rights could include, among other things, the appointment of a receiver for Savanna and the sale of Savanna assets subject to security interests granted to AIMCo and the holders of Savanna Senior Notes (as applicable) and any such action would have a material adverse effect on Savanna and Total Energy. See “General Development of the Business – Offer for Savanna – Change of Control Obligations” in this AIF.

MATERIAL CONTRACTS

Total Energy is not a party to any contracts entered into outside the ordinary course of business, that are material to Total Energy and its subsidiaries and that were entered into during the most recently completed financial year or before the most recently completed financial year but are still in effect.

LEGAL PROCEEDINGS AND REGULATORY ACTIONS

Except as described below under the heading “Taxation of Total Energy”, neither Total Energy nor any of its subsidiaries are party to, nor is Total Energy aware of any contemplated or threatened, legal proceedings or regulatory actions that might reasonably be considered to have a material effect on Total Energy or its subsidiaries.

Taxation of Total Energy

The business and operations of Total Energy are complex and Total Energy has executed a number of significant financings, reorganizations, acquisitions and other material transactions over the course of its history. The computation of income taxes payable as a result of these transactions involves many complex factors as well as Total Energy’s interpretation of relevant tax legislation and regulations. Tax filing positions are subject to review by taxation authorities who may successfully challenge Total Energy’s interpretation of the applicable tax legislation and regulations.

On August 30, 2015 the Company was notified by the Canada Revenue Agency (the “CRA”) that certain of the Company’s income tax filings related to its conversion from an income trust to a corporation in 2009 were being re-assessed. Specifically, the CRA increased the Company’s taxable income by $56.1 million and denied $1.7 million of investment tax credits claimed (the “Reassessment”). The Reassessment is based entirely on the CRA’s proposed application of the general anti-avoidance rule and gives rise to approximately $14.1 million of federal income tax payable. During 2015 the Company paid one half of the Reassessment, or $7.1 million, as required pending appeal. On November 4, 2015, related provincial income tax reassessments totaling $5.6 million (including interest and penalties) were received.

The Company has received both legal and tax advice relating to its conversion from an income trust to a corporation indicating that its income tax filing position is strong. As such, the Company has filed notices of objection in response to the Reassessment and continues to vigorously defend its filing position and seek reimbursement from the CRA for the costs arising from having to defend such Reassessment to the fullest extent possible. Management believes that it will be successful in defending its tax filing position, and as such, the Company has not recognized any provision for the Reassessment at December 31, 2016. The $7.1 million paid on account of the Reassessment has been recorded as income tax receivable.

The Company, in the normal course of operations, will become subject to a variety of legal and other claims against the Company. Management and the Company’s legal counsel evaluate all claims on their apparent merits, and accrue management’s best estimate of the estimated costs to satisfy such claims. Management believes that the outcome of legal and other claims currently filed against the Company will not be material to the Company.

TRANSFER AGENT AND REGISTRAR

Computershare Trust Company of Canada is the transfer agent and registrar for the Total Shares at its principal offices in Calgary, Alberta and Toronto, Ontario.

AUDITORS

Total Energy’s auditor is KPMG LLP.

INTERESTS OF EXPERTS

KPMG LLP, Chartered Professional Accountants, are the auditors of Total Energy and such firm has prepared an opinion with respect to Total Energy’s consolidated financial statements as at and for the fiscal year ended December 31, 2016. KPMG LLP have confirmed that they are independent with respect to Total Energy within the meaning of the relevant rules and related interpretations prescribed by the relevant professional bodies in Canada and any applicable legislation or regulations.

ADDITIONAL INFORMATION

Additional information, including information concerning the remuneration of the directors and officers of Total Energy and principal holders of Total Energy’s securities and securities authorized for issuance under equity compensation plans will be included in the Management Proxy Circular of Total Energy to be provided in connection with the Annual Meeting of the Shareholders scheduled for May 18, 2017. Additional financial information is provided in Total Energy’s Financial Statements and MD&A for the year ended December 31, 2016, which may be found on SEDAR, at www.sedar.com.

Additional information relating to Total Energy Services Inc. may be found on SEDAR at www.sedar.com.

Suite 2550, 300 – 5th Avenue S.W.

Calgary, Alberta, Canada T2P 3C4

Telephone: (403) 216-3939

Facsimile: (403) 234-8731

www.totalenergy.ca

APPENDIX A

AUDIT COMMITTEE CHARTER

1.	Establishment of Audit Committee

The board of directors (the “Board”) of Total Energy Services Inc. (“Total Energy”) hereby establishes a committee to be called the Audit Committee.

2.	Composition of Audit Committee

The membership of the Audit Committee shall be as follows:

(a)	The Audit Committee shall be composed of not less than three members or such greater number as the Board may from time to time determine.

(b)	All members of the Audit Committee shall be independent within the meaning set forth under Multilateral Instrument 52-110 Audit Committees as amended from time to time (“MI 52-110”). Currently, a member of the Audit Committee is independent if the member has no direct or indirect material relationship with the Total Energy. A “material relationship” means a relationship, which could, in the view of the Board, reasonably interfere with the exercise of a member’s independent judgment.

(c)	Each member of the Audit Committee shall be financially literate within the meaning set forth under MI 52-110. Currently, “financially literate” means the ability to read and understand a set of financial statements that present the breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can be reasonably be expected to be raised by Total Energy’s financial statements. An Audit Committee member who is not financially literate may be appointed to the Audit Committee provided that the member becomes financially literate within a reasonable period of time following his or her appointment.

(d)	Members shall be appointed annually by the Board from among directors of Total Energy. The Chair of the Audit Committee shall be appointed by the Board. A member of the Audit Committee shall ipso facto cease to be a member of the Audit Committee upon ceasing to be a director of Total Energy.

3.	Relationship with External Auditors

The Audit Committee shall advise the external auditors of their accountability to the Audit Committee and the Board as representatives of the shareholders of Total Energy to whom the external auditors are ultimately accountable. The external auditors of Total Energy shall report directly to the Audit Committee.

4.	Duties and Responsibilities of Audit Committee

Subject to the powers and duties of the Board and in addition to any other duties and responsibilities assigned to the Audit Committee from time to time by the Board, the Audit Committee shall have the following duties and responsibilities:

Financial Statements and Other Financial Information

(a)	The primary responsibility of the Audit Committee shall be to assist the Board in the proper discharge of its duties and responsibilities to Total Energy relating to the review of:

(i)	Total Energy’s financial statements;

(ii)	any other financial information relating to Total Energy to be provided to shareholders; and

(iii)	all audit processes.

The Audit Committee shall also be responsible for ensuring its compliance with all of the applicable requirements of MI 52-110 and for reporting any non-compliance with such requirements to the Board, including the reasons for such non-compliance.

(b)	The Audit Committee shall be responsible for reviewing Total Energy’s financial statements, management’s discussion and analysis and annual and interim earnings press releases before Total Energy publicly discloses this information. The Audit Committee shall recommend for approval to the Board Total Energy’s audited annual financial statements, related management’s discussion and analysis and annual earnings press releases. The Audit Committee shall recommend for approval to the Board Total Energy’s interim financial statements and related management’s discussion and analysis and interim earnings press releases.

(c)	The Audit Committee shall be responsible for ensuring that adequate procedures are in place for the review of Total Energy’s public disclosure of financial information extracted or derived from Total Energy’s financial statements, other than the public disclosure referred to in paragraph (b) above and must periodically assess the adequacy of those procedures.

(d)	The Audit Committee shall be responsible for establishing procedures for:

(i)	the receipt, retention and treatment of complaints received by Total Energy regarding accounting, internal accounting controls or auditing matters; and

(ii)	the confidential, anonymous submission by employees of Total Energy or other subsidiaries of Total Energy of concerns regarding questionable accounting or auditing matters.

(e)	The Audit Committee shall review with the external auditors of Total Energy:

(i)	the scope of the audit;

(ii)	significant changes to Total Energy’s accounting principles, practices or policies;

(iii)	new or pending developments in accounting principles, reporting matters or industry practices which may materially affect Total Energy; and

(iv)	the quality of Total Energy’s accounting principles, practices or policies as applied in Total Energy’s financial statements in terms of disclosure quality and evaluation methods, including the degree of conservatism or aggressiveness of such accounting principles, practices or policies and the underlying estimates and other significant decisions made by management of Total Energy in preparing Total Energy’s financial statements.

(f)	The Audit Committee shall review with the external auditors of Total Energy and/or management of Total Energy the results of the annual audit, and make appropriate recommendations to the Board having regard to, among other things:

(i)	the financial statements;

(ii)	management’s discussion and analysis and related financial disclosure contained in continuous disclosure documents;

(iii)	significant changes, if any, to the initial audit plan;

(iv)	accounting and reporting decisions relating to significant current year events and transactions;

(v)	the management letter, if any, outlining the external auditors’ findings and recommendations, together with management’s response, with respect to internal controls and accounting procedures; and

(vi)	any other matters relating to the conduct of the audit, including such other matters which should be communicated to the Audit Committee under generally accepted auditing standards.

(g)	The Audit Committee shall review with management of Total Energy and, if requested by the Audit Committee, the external auditors of Total Energy, the interim financial statements and any other matters relating thereto.

External Auditors

(h)	The Audit Committee must recommend to the Board:

(i)	the external auditors to be nominated for the purpose of preparing or issuing an auditor’s report or performing other audit, review or attest services for Total Energy; and

(ii)	the compensation of the external auditors.

(i)	The Audit Committee shall be directly responsible for overseeing the work of the external auditors engaged for the purpose of preparing or issuing an auditor’s report or performing other audit, review or attest services for Total Energy, including the resolution of disagreements between management of Total Energy and the external auditors regarding financial reporting.

Pre-Approval of Non-Audit Services

(j)	The Audit Committee shall be responsible for pre-approving all non-audit services to be provided to Total Energy or its subsidiaries by Total Energy’s external auditors. The Audit Committee shall adopt specific policies and procedures for the engagement of non-audit services and any pre-approval policies and procedures shall be detailed as to the particular service and require that the Audit Committee be informed of each non-audit service. Such policies and procedures shall not include delegation of the Audit Committee’s responsibilities to management of Total Energy. The Audit Committee may delegate to one or more independent members the authority to pre-approve non-audit services. The pre-approval of non-audit services by any member of the Audit Committee to whom authority has been delegated must be presented to the Audit Committee at its first scheduled meeting following such pre-approval.

Reporting Obligations

(k)	The Audit Committee shall be responsible for reviewing the disclosure contained in Total Energy’s annual information form as required by Form 52-110F1 Audit Committee Information Required in an AIF attached to MI 52-110. If management of Total Energy solicits proxies from shareholders of Total Energy for the purpose of recommending persons to be elected as directors of Total Energy, the Audit Committee shall be responsible for ensuring that Total Energy’s information circular includes a cross-reference to the sections in Total Energy’s annual information form that contain the information required by Form 52-110F1.

Auditor Oversight and Independence

(l)	The Audit Committee shall be responsible for:

(i)	ensuring compliance by Total Energy’s external auditors with the requirements set forth in National Instrument 52-108 Auditor Oversight;

(ii)	ensuring that Total Energy’s external auditors are participants in good standing with the Canadian Public Accountability Board (“CPAB”) and participate in the oversight programs established by the CPAB from time to time and that the external auditors have complied with any restrictions or sanctions imposed by the CPAB as of the date of the applicable auditor’s report relating to Total Energy’s annual audited financial statements; and

(iii)	obtaining from the external auditors of Total Energy a formal written statement describing in detail all of the relationships between the external auditors and Total Energy, determining whether the non-audit services performed by the external auditors during the year have impacted their independence, ensuring that no relationship between the external auditors and Total Energy exists which may affect the independence of the external auditors and taking appropriate action to ensure the independence of the external auditors.

Authority of the Audit Committee

(m)	The Audit Committee shall have the authority:

(i)	to engage independent counsel and other advisors as it determines necessary to carry out its duties;

(ii)	to set and pay the compensation for any advisors employed by the Audit Committee; and

(iii)	to communicate directly with the internal (if any) and external auditors of Total Energy.

Internal Controls, Information Systems and Risk Management

(n)	The Audit Committee shall review with the external auditors of Total Energy the adequacy of internal control procedures and management information systems and make inquiries to management of Total Energy and the external auditors of Total Energy about significant risks and exposures to Total Energy that may have a material adverse impact on Total Energy’s financial statements and about the efforts of the management of Total Energy to mitigate such risks and exposures.

Supervision of Certification of Annual Filings and Interim Filings

(o)	The Audit Committee shall be responsible for supervising the preparation and filing of each annual certificate in Form 52-109F1 and each interim certificate in Form 52-109F2 to be signed by each of the Chief Executive Officer and Chief Financial Officer of Total Energy in accordance with the requirements set forth under Multilateral Instrument 52-109 Certification of Disclosure in Issuers’ Annual and Interim Filings as amended from time to time (“MI 52-109”). These certificates require each of the Chief Executive Officer and the Chief Financial Officer of Total Energy to certify, among other things, that, based on their knowledge:

(i)	the annual filings and interim filings do not contain any untrue statement of a material fact or omit to state a material fact required to be stated or that is necessary to make a statement not misleading in light of the circumstances under which it was made with respect to the period covered by the annual filings or interim filings; and

(ii)	the annual financial statements and the interim financial statements of Total Energy, together with the other financial information included in the annual filings or interim filings, fairly present in all material respects the financial condition, results of operations and cash flows of Total Energy as of the date and for the periods presented in the annual filings or interim filings.

(p)	The Audit Committee is responsible for ensuring that management of Total Energy establishes and maintains disclosure controls and procedures for Total Energy that are designed to provide reasonable assurance that material information relating to Total Energy, including its consolidated subsidiaries, is made known to management of Total Energy by others within those entities, particularly during the period in which the annual filings or interim filings are being prepared and that management of Total Energy establishes and maintains internal control over financial reporting for Total Energy that has been designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with Total Energy’s generally accepted accounting principles. In respect of annual filings only, the Audit Committee is also responsible for ensuring that management of Total Energy evaluates the effectiveness of Total Energy’s disclosure controls and procedures as of the end of the period covered by the annual filings and has caused Total Energy to disclose in the annual management’s discussion and analysis its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by the annual filings based on such evaluation. The terms “annual filings”, “interim filings”, “disclosure controls and procedures” and “internal control over financial reporting” shall have the meanings set forth under MI 52-109.

(q)	The Audit Committee is also responsible for monitoring any changes in Total Energy’s internal control over financial reporting and for ensuring that any change that occurred during Total Energy’s most recent interim period that has materially affected, or is reasonably likely to materially affect, Total Energy’s internal control over financial reporting is disclosed in Total Energy’s annual management’s discussion and analysis.

Other

(r)	The Audit Committee must review and approve Total Energy’s hiring policies regarding partners, employees and former partners and employees of the present and former external auditors of Total Energy.

(s)	The Audit Committee shall monitor policies and procedures relating to directors’ and officers’ expenses and the reimbursement thereof and relating to any prerequisites paid to directors and officers.

5.	Administrative Matters

The following general provisions shall have application to the Audit Committee:

(a)	A quorum of the Audit Committee shall be the attendance of a majority of members thereof present in person or by telephone. No business may be transacted by the Audit Committee except at a meeting of its members at which a quorum of the Audit Committee is present or by a resolution in writing signed by all the members of the Audit Committee. Meetings of the Audit Committee shall be held at least quarterly and more often as the Chair of the Audit Committee may determine or upon the request of the Board, a member of the Audit Committee, an officer of Total Energy or the external auditors of Total Energy.

(b)	Any member of the Audit Committee may be removed or replaced at any time by resolution of the Board. The Board, upon recommendation of the Nominating Committee, may fill vacancies on the Audit Committee by appointment from among the members of the Board. If and whenever a vacancy shall exist on the Audit Committee, the remaining members may exercise all its powers so long as a quorum remains. Subject to the foregoing, each member of the Audit Committee shall hold such office until the close of the annual meeting of shareholders of Total Energy next following the date of appointment as a member of the Audit Committee or until a successor is duly appointed. Any member of the Board who has served as a member of the Audit Committee may be re-appointed as a member of the Audit Committee following the expiration of his or her term.

(c)	The Audit Committee may invite such officers, directors and employees of the Total Energy and its subsidiaries as it may see fit from time to time to attend at meetings of the Audit Committee and to assist thereat in the discussion of matters being considered by the Audit Committee. The external auditors of Total Energy shall appear before the Audit Committee when requested to do so by the Audit Committee. The Audit Committee shall meet with the external auditors of Total Energy independent of management of Total Energy at least annually and at such other times as the Chair of the Audit Committee may determine or upon the request of a member of the Audit Committee or the external auditors of Total Energy.

(d)	The time at which and the place where the meetings of the Audit Committee shall be held, the calling of meetings and the procedure at such meetings shall be determined by the Audit Committee, having regard to the by-laws of Total Energy. Notice of each meeting of the Audit Committee shall be given to each member of the Audit Committee and to the external auditors of Total Energy who shall be entitled to attend and to be heard at each meeting of the Audit Committee. A meeting of the Audit Committee may be held at any time without notice if all of the members are present or, if any members are absent, those absent have waived notice or otherwise signified their consent in writing to the meeting being held in their absence.

(e)	The Chair shall preside at all meetings of the Audit Committee. In the absence of the Chair, the other members of the Audit Committee shall appoint one of their members to act as Chair for the particular meeting.

(f)	The Audit Committee shall report to the Board on such matters and questions relating to the financial position of Total Energy and its subsidiaries as the Board may from time to time refer to the Audit Committee.

(g)	The members of the Audit Committee shall, for the purpose of performing their duties, have the right to inspect all the books and records of Total Energy and its subsidiaries and to discuss such books and records that are in any way related to the financial position of Total Energy and its subsidiaries with the officers, directors and employees of Total Energy and its subsidiaries and with the external auditor of Total Energy.

(h)	The Chair of each meeting of the Audit Committee shall appoint a person to act as recording secretary to keep the minutes of the meeting. The recording secretary need not be a member of the Audit Committee.

(i)	Minutes of the Audit Committee will be recorded and maintained and signed by the Chair and the secretary of the meeting. The Chair of the Audit Committee will report to the Board on the activities of the Audit Committee and/or the minutes will promptly be circulated to the members of the Board who are not members of the Audit Committee or otherwise made available at the next meeting of the Board.

Unless the Audit Committee has been provided with express instructions from the Board, the Audit Committee shall function primarily to make assessments and determinations with respect to the purposes mandated herein and its decisions shall serve as recommendations for consideration by the Board.

CANADIAN LOCATIONS

Calgary • Carlyle • Dawson Creek • Drayton Valley • Drumheller • Edmonton • Edson • Fort Nelson • Fort St. John

Fox Creek • Grande Prairie • High Level • Kindersley • Lac La Biche • Lloydminster • Manning • Medicine Hat • Peace River

Red Deer • Red Earth • Rocky Mountain House • Saskatoon • Slave Lake • Valleyview • Weyburn/Midale • Whitecourt

U.S. LOCATIONS

Denver, CO • Watford City, ND • Casper, WY • Gillette, WY

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